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This website was developed by the Trian Group, one of the largest shareholders in H.J. Heinz Company. We believe that Heinz has a valuable portfolio of leading "power" brands but, nevertheless, its total shareholder returns have lagged for the greater part of the last decade.

To help ensure that the great assets of this Company are not further wasted, we are currently planning to conduct a proxy solicitation to elect five experienced and well-qualified candidates to the Company’s Board of Directors. We are not looking to take over Heinz’s Board – our goal is to work closely with management and other members of the Board to significantly enhance the Company’s future potential.

In the site, you will find detailed reasons for our investment, our recommended actions to increase shareholder value, information on why we are currently seeking Board positions at Heinz and more about the Trian Group.

Heinz is one of the most valuable brands in the world. According to the Company’s 2005 Annual Report, the New England Consulting Group found that the Heinz brand has achieved “global icon status” and has a “lifetime brand value” of more than $20 billion and possibly in excess of $50 billion. Why? First, like other iconic brands, Heinz makes a statement about those who use the product and those who serve it. In the same way that consumers might question the quality of a restaurant that serves a cola other than one of the two leading brands, consumers often question the quality of the food at a restaurant that does not have Heinz on its tables. Second, Heinz is one of the few iconic brands with “versatility” across countries and product lines. For example, it has a 60% retail share of ketchup in the United States, a 74% retail share of baby food in Australia and a 67% retail share of beans in the U.K. Third, unlike other global iconic brands such as Coke and Pepsi or Crest and Colgate, where consumers have preferences but will typically settle for their second choice, there is no meaningful substitute for Heinz ketchup.

The dominant and iconic Heinz brand is complemented by a large portfolio of leading brands worldwide, including Ore-Ida, Smart Ones, Lea & Perrins, HP, Classico, Plasmon and others.

The power of its brands makes Heinz a superior and predictable cash flow generator. The Company has generated approximately $14 billion of cumulative EBITDA(i) since April 1998, and has produced strong free cash flow through a variety of economic and consumer cycles.

Nevertheless, despite the Company’s iconic namesake brand, portfolio of power brands and robust cash flow characteristics, Heinz’s total shareholder returns have almost uniformly underperformed those of both the broader market and the consumer packaged food universe since the current management team began leading the Company in April 1998. In fact, total shareholder returns at Heinz have been negative over this timeframe (-10.8%) while other packaged food companies with leading brands such as The Hershey Company, PepsiCo, Inc. and Wm. Wrigley Jr. Company, the three companies specifically referred to by management as the most focused in the industry,(ii) have generated total shareholder returns of 60.4%, 60.4% and 65.3%, respectively, during this timeframe. The table below highlights Heinz’s history of underperformance not only during this eight-year period but also over the last five and three year periods:

Table 1: Relative Shareholder Returns
Total Shareholder Returns(iii)
	8-Year(iv)	5-Year	3-Year
Heinz(v)	(10.8%)	2.0%	15.7%
S&P 500	28.2	1.7	59.2
Large-Cap Food Index(vi)	26.4	42.0	41.0
Mid-Cap Food Index(vii)	54.6	46.1	33.8

Note: All share prices used to calculate Total Shareholder Returns throughout the paper are as of February 6, 2006.  See end note (iii).

We believe the disappointing shareholder returns at Heinz are a result of management’s inability to grow the business and have a focused strategy.  Furthermore, we also believe shareholder value has been destroyed through a series of ill-fated divestitures and acquisitions, failed corporate restructurings and poor capital allocation decisions.  As outlined below, the Company’s income statement has deteriorated during the eight-year period that the current management team has led the Company. And, despite approximately $3.1 billion of Net Capital Investment(viii) over this same period, Heinz’s EBIT(ix) and EBITDA have decreased and there has been virtually no change in EPS.(x) We believe one of the main factors contributing to the decline has been an increase in SG&A(xi) of an estimated $242 million during a period in which revenue declined, a trend that is apparent when comparing pro forma estimated fiscal 2006 financial results with fiscal 1998 financial results that have been adjusted for our estimated impact of accounting changes in recent years (see end note 13 in “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz”).

Table 2: Change in Financial Performance Since 1998
($ in millions)

	April 29, 1998(xii)	Adjusted April 29, 1998(xiii)	ProForma May 3, 2006E(xiv)	Underlying Change in Performance
Net Revenue	$9,209	$8,742	$8,382	• $360 million decrease in revenue. Revenue decline in recent years would have been worse, without considerable help from foreign currency gains.

Gross Profit	$3,534	$3,066	$3,108
% of Net Revenue	38.4%	35.1%	37.1%

SG&A	$2,026	$1,559	$1,800	• $242 million increase in SG&A and a 370 basis point increase in SG&A as a percentage of net revenue.
% of Net Revenue	22.0%	17.8%	21.5%

EBIT	$1,508	$1,508	$1,308	• $200 million decrease in EBIT and a 160 basis point decrease in EBIT margin.
% of Net Revenue	16.4%	17.2%	15.6%

EBITDA	$1,821	$1,821	$1,546	• $275 million decrease in EBITDA and a 240 basis point decrease in EBITDA margin despite multiple restructurings and divestitures.
% of Net Revenue	19.8%	20.8%	18.4%

EPS	$2.15	$2.15	$2.14	• Virtually no change in EPS, the most directly comparable measure of the change in underlying performance during this period.

Net Capital Investment (1999-2006)
Capital Expenditures				$2,222
Acquisitions				3,478
Proceeds from Divestitures(xv)				(4,551)
Total Writedowns, Costs and Charges from Restructurings(xvi)				1,942
Total Net Capital Investment				$3,090

Source: Historical results based on the Heinz Annual Reports on Form 10-K for the periods ended April 29, 1998 and May 1, 2002, Company press releases and Trian estimates for the adjusted period.  Pro forma fiscal 2006 results based on Trian estimates.

Over the past eight years, the management team at Heinz has consistently failed to turn plans and promises into tangible results on the income statement and balance sheet.  Moreover, management has been unable to establish and commit to a broad strategic vision for the Company. Heinz can, and should, generate significantly better results and, as one of the Company’s largest shareholders, we are intent on making this happen.

Table 3: History of Past Promises

Management’s Objectives = Over-Promise	Actual Results = Under-Deliver
• Reach $14 – $15 billion of net sales by 2003 (Millennia, 1997)	• In pro forma fiscal 2006, the Company is still only expected to generate approximately 60% of targeted sales volume
• Increase gross profit margins to 42% over several years (Excel, 1999)	• Gross profit margins are in the mid-high 30% range
• Achieve up to $490 million of annual cost savings cumulatively (Millennia, 1997; Excel, 1999; Streamline, 2001; Growth and Innovation, 2005)	• Appears that the Company will spend its highest percentage of net sales on SG&A in pro forma fiscal 2006
• Grow EPS by 10 – 12% (Millennia, 1997), then 8 – 10% (Del Monte, 2002) and then 6 – 8% (Growth and Innovation, 2005)	• EPS is virtually unchanged since management took control in April 1998
• Simplify the business by divesting non-core assets (all restructurings)	• The divestiture process is ongoing

Note: “Millennia,” “Excel,” “Streamline” and “Growth and Innovation” refer to management restructuring initiatives and strategic plans.  “Del Monte” refers to the spin-off of assets to Del Monte. See Table 7 in "Results Speak Louder Than Words: A Plan to Enhance Value at Heinz” for more details on the above restructurings and strategic plans.

As directors, Trian’s nominees will seek to work with Heinz’s management and other members of the Board to ensure that the great assets of this Company are not further wasted through a combination of flawed strategy and poor execution. We believe the Board will benefit from our entrepreneurial approach, fresh perspectives and commitment to holding management accountable for its stated goals.  As an operations-centric investment group with a long track record of working closely with management teams to improve financial results and build shareholder value, our director nominees will seek to ensure that the rhetoric so often used by management (e.g., focus the business, drive free cash flow, achieve operational excellence and “win-win”) becomes a reality. They will also look to implement the Trian Group’s Action Plan (outlined below), which we believe will help re-establish Heinz as a leading branded consumer products company that generates strong, consistent returns for shareholders. We are not looking to take over the Board of Directors and have no intention of moving Heinz from Pittsburgh, where it has had an important corporate presence for 137 years.

While we intend to conduct a proxy solicitation for our nominees, we remain open to further discussions (see Recent Events in “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz”) with members of the Board as to how we can make our resources immediately available to the Company.

Heinz’s stock price has appreciated 23%(xvii) (or $8 per share) since February 2006 when rumors of activist involvement in Heinz first surfaced.  If Trian’s nominees are not elected to the Board, we believe that the Company’s management will continue to over-promise and under-deliver, thus jeopardizing the prospects of long overdue value creation for the shareholders of Heinz.

The Trian Group’s Action Plan:

1)   Take immediate measures to reduce annual costs by at least $575 million. The Company has allowed its SG&A expense to increase more than 300 basis points (as a percentage of net revenue) from 2000–2002 levels (see Table 5 in “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz”) despite having divested a number of non-core, capital intensive businesses in transactions intended to reduce complexity.  We believe SG&A over this period should have decreased by approximately 200 basis points – implying a total of 500 basis points (approximately $400 million) of savings from current levels. Further, based on our experience, we believe there is considerable opportunity to reduce cost of sales and increase gross margins by at least 200 basis points (approximately $175 million) given the Company’s inefficient operations.

2) Reduce “deals and allowances” by $300 million over time and drive growth by reinvesting these funds in consumer marketing and product innovation. In the past, Heinz has failed to properly invest in its “power” brands and has increasingly competed on price, to the detriment of long-term growth and overall brand health. As a leading consumer products company, Heinz must make marketing and innovation its core competency and top priority. Management should reduce deals, allowances and other trade spending to retailers by at least $300 million, or approximately 3%, over a period of time and should reinvest these funds in the Company’s brands through increased consumer marketing and product innovation. We believe that these changes would at least double Heinz’s current advertising budget and help grow the market for Heinz’s products.

3) Drive profitability by focusing on the key brands and geographies…once and for all. The Company’s Board should establish a strategic vision that puts an end to the frantic activity of divestitures, acquisitions and restructurings that have been so damaging over the last eight years and focuses management on the key brands and geographies. For example, in our view, Plasmon in Italy and ABC in Indonesia represent potential divestiture candidates that are non-core, are geographically independent and could likely be sold at premium valuations, subject to tax considerations. We suspect other brands and geographies could, and perhaps should, be divested as well. Given the lack of publicly available information on returns by country and product line, our director nominees are anxious to better understand the various businesses, once on the Heinz Board, to help ensure prudent portfolio decisions.

4) Enhance total shareholder returns by more aggressively returning capital through increased share repurchases and a higher long-term target dividend payout ratio. Given the opportunity to drive earnings growth through the Trian Group’s Action Plan, we believe now is an opportune time to significantly increase share repurchase activity. The Company should execute a debt financing to increase its leverage ratio (which we define as net debt to EBITDA) to 3.5x or more, subject to maintaining investment grade ratings, and should use those proceeds plus the majority of its existing cash and cash from divestitures to repurchase shares. Based on Heinz’s strong free cash flow and the stability of its brands, the Company could comfortably support these proposed debt levels while also maintaining ample flexibility to operate and grow its businesses. Moreover, we believe that implementing Trian’s initiatives outlined above should substantially increase the Company’s cash flow going forward, resulting in a net debt to pro forma EBITDA ratio of only 2.5x. We also believe that the Company should consider maintaining its current dividend payout ratio in the mid-50% range. The Company has previously suggested that it will reduce its payout ratio to a 45-50% long-term target over time.(xviii)

Valuation Target: Following the execution of the plan elements highlighted above, we believe the Company could generate EPS of $3.53 versus an estimated $2.14 (an increase of 65%) for pro forma fiscal 2006 without assuming an increase to sales volumes as a result of significantly higher advertising spending.  At current market multiples of 17.0x to 19.0x earnings, this implies a target valuation of $60.00 to $67.00 per share.  Assuming sales volumes increase due to additional advertising, as we believe will take place over time, the Company could generate an additional $0.98 of EPS and be worth up to $81.00 per share.  Further, in the event the Company is sold following the execution of our operating initiatives – many industry insiders believe this industry will be ripe for consolidation within the next 18 months – we believe Heinz could be worth even more.

Table 4 – Trian Action Plan: Potential Incremental Impact to EPS

Pro Forma May 3, 2006E(xix)	Number 1	Number 2	Number 3	Number 4	Post Trian Action Plan Heinz

Note: Number one shows the potential incremental impact of our target cost savings of $575 million on our pro forma estimate of fiscal 2006 EPS. Number two shows our estimated range of the potential impact of reducing deals and allowances by $300 million and increasing advertising by a comparable amount (the bottom end of the range assumes no revenue growth and no impact on EPS; the top end of the range assumes revenue grows over time and EPS expands). Number three shows the potential impact of divesting approximately 50% of the Company’s Asia Pacific and Rest of World segments (although we believe there are potentially accretive divestitures the Company could make (e.g., Plasmon and ABC), we have not attempted to model these given Heinz’s lack of public disclosure on profitability by brand and clarity on potential tax consequences). Number four shows the impact of increasing the leverage ratio to 3.5x and using excess cash  (subject to a minimum cash balance of $200 million) to repurchase shares.  See Tables 11 and 13 in "Results Speak Louder Than Words: A Plan to Enhance Value at Heinz."

i	Defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is adjusted to add-back non-recurring expenses and restructuring charges. See Appendix B in “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz.”
ii	At the September 20, 2005 Analyst Day Presentation, Heinz management stated its belief that Hershey, Wrigley and Pepsi are the “most focused in our industry.”
iii	Total Shareholder Returns reflect changes in share price plus dividends. All share prices used to calculate Total Shareholder Returns throughout this report are as of February 6, 2006. From February 6, 2006 through May 19, 2006, the Company’s share price rose 23%. During that time period, we believe nothing material has changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which the Company’s average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Therefore, we do not believe that shareholder returns during that period are reflective of fundamental changes in the performance of the Company or actions of management.
iv	As of April 30, 1998, when current management began its tenure.
v	Adjusted to reflect the value of Del Monte shares received by Heinz shareholders upon the completion of the transaction in December 2002.
vi	Includes Conagra Foods Inc., Campbell Soup Co., General Mills Inc., Hershey Co., Kellogg Co., Sara Lee Corp., Wm. Wrigley Jr. Company, Unilever NV, Cadbury Schweppes PLC, Nestle NA, and Group Danone.
vii	Includes Hain Celestial Group, The J.M. Smucker Company, Lance Inc., McCormick & Company Inc., NBTY Inc., Ralcorp Holdings Inc. and Tootsie Roll Industries Inc.
viii	Defined as the net total of capital expenditures, acquisitions, divestitures (including the value of assets spun to Del Monte), restructuring charges and writedowns over the defined time period (“Net Capital Invested”). See Appendix B in “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz."
ix	Defined as earnings before interest and taxes (“EBIT”).
x	Defined as earnings per share (“EPS”).
xi	Defined as selling, general and administrative expense (“SG&A”).
xii	Financial results are adjusted to add-back non-recurring expenses and restructuring charges.
xiii	Adjusted results for the fiscal year ended April 29, 1998 reflect Trian’s estimated impact of accounting standards adopted in fiscal 2002 that transferred a portion of trade spending previously classified as part of SG&A into trade spending that reduced net revenue. The Company restated its fiscal 2000, 2001 and 2002 financial statements for this accounting change but did not restate fiscal 1998. As such, we have used the magnitude of the adjustment to SG&A and net revenue in fiscal 2000 to estimate the potential impact in fiscal 1998. Note that there is no impact from the accounting change on EBITDA, EBIT or EPS, meaning that regardless of which accounting treatment is used for comparative purposes, EBITDA and EBIT declined between fiscal 1998 and pro forma fiscal 2006 and there was virtually no change in EPS. Financial results are adjusted to add-back non-recurring expenses and restructuring charges.
xiv	Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.
xv	Includes the value of shares received from the Del Monte spin-off in December 2002.
xvi	Includes both cash and non-cash charges.
xvii	From February 6, 2006 through May 19, 2006, the Company’s share price rose 23% from $33.70 to $41.45. During that time period, virtually nothing changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock.
xviii	The Company stated in its September 20, 2005 Analyst Day Presentation that its long-term target dividend payout ratio is 45-50%. Subsequently, during Heinz’s third quarter earnings conference call in February 2006, the Company stated it is “committed to a long-term payout of around 50%.”
xix	Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

"Results Speak Louder than Words: A Plan to Enhance Value at Heinz” describes our vision for Heinz, our recommended actions to improve shareholder value and why we are seeking five Board positions at Heinz’s upcoming annual meeting.

Heinz Ketchup is a global icon. The company also has a very valuable group of other “power” brands that, together with the Heinz brand, generate robust and predictable cash flows. Nevertheless, Heinz’s total shareholder returns have almost uniformly underperformed those of both the broader market and the consumer packaged food universe since the current management team began leading the company in April 1998 due to, we believe, a combination of flawed strategy and poor execution.

In our opinion, Trian's operational initiatives (as outlined in “Results Speak Louder than Words: A Plan to Enhance Value at Heinz”) will re-establish Heinz as a leading branded consumer products company that generates strong, consistent returns for its shareholders.

For a PDF copy of "Results Speak Louder than Words: A Plan to Enhance Value at Heinz”, click here or on the thumbnail below.

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Results Speak Louder Than Words: A Plan to Enhance Value at Heinz

Investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (“Sandell”; collectively, Trian and Sandell are referred to as the “Trian Group”) own an aggregate of approximately 5.4% of the outstanding shares of H.J. Heinz Company (“Heinz” or “the Company”). The Trian Group currently intends to conduct a proxy solicitation to elect five nominees to Heinz’s twelve-member Board of Directors at the Company’s upcoming annual meeting. This paper examines the disappointing record of Heinz since April 1998 when the current management team began leading the Company. We also discuss our vision for Heinz and what should be changed so that the Company can finally capitalize on its inherent strengths and deliver significant value to its shareholders.

Trian is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden (the “Principals”). Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, or what we refer to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s Principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp. Sandell (and affiliated companies) is an investment management firm founded by Thomas E. Sandell that focuses on global merger arbitrage, special event equity and credit opportunity investments.

Executive Summary

•

Heinz is one of the most valuable brands in the world. According to the Company’s 2005 Annual Report, the New England Consulting Group found that the Heinz brand has achieved “global icon status” and has a “lifetime brand value” of more than $20 billion and possibly in excess of $50 billion. Why? First, like other iconic brands, Heinz makes a statement about those who use the product and those who serve it. In the same way that consumers might question the quality of a restaurant that serves a cola other than one of the two leading brands, consumers often question the quality of the food at a restaurant that does not have Heinz on its tables. Second, Heinz is one of the few iconic brands with “versatility” across countries and product lines. For example, it has a 60% retail share of ketchup in the United States, a 74% retail share of baby food in Australia and a 67% retail share of beans in the U.K. Third, unlike other global iconic brands such as Coke and Pepsi or Crest and Colgate, where consumers have preferences but will typically settle for their second choice, there is no meaningful substitute for Heinz ketchup.

•	The dominant and iconic Heinz brand is complemented by a large portfolio of leading brands worldwide, including Ore-Ida, Smart Ones, Lea & Perrins, HP, Classico, Plasmon and others.

•

The power of its brands makes Heinz a superior and predictable cash flow generator. The Company has generated approximately $14 billion of cumulative EBITDA[1] since April 1998, and has produced strong free cash flow through a variety of economic and consumer cycles.

•

Nevertheless, despite the Company’s iconic namesake brand, portfolio of power brands and robust cash flow characteristics, Heinz’s total shareholder returns have almost uniformly underperformed those of both the broader market and the consumer packaged food universe since the current management team began leading the Company in April 1998. In fact, total shareholder returns at Heinz have been negative over this timeframe (-10.8%) while other packaged food companies with leading brands such as The Hershey Company, PepsiCo, Inc. and Wm. Wrigley Jr. Company, the three companies specifically referred to by management as the most focused in the industry,[2] have generated total shareholder returns of 60.4%, 60.4% and 65.3%, respectively, during this timeframe. The table below highlights Heinz’s history of underperformance not only during this eight-year period but also over the last five and three year periods:

Table 1: Relative Shareholder Returns:

	Total Shareholder Returns[3]

	8-Year[4]	5-Year	3-Year

Heinz[5]	(10.8%)	2.0%	15.7%
S&P 500	28.2	1.7	59.2
Large-Cap Food Index[6]	26.4	42.0	41.0
Mid-Cap Food Index[7]	54.6	46.1	33.8

Note:	All share prices used to calculate Total Shareholder Returns throughout the paper are as of February 6, 2006. See end note 3.

•

We believe the disappointing shareholder returns at Heinz are a result of management’s inability to grow the business and have a focused strategy. Furthermore, we also believe shareholder value has been destroyed through a series of ill-fated divestitures and acquisitions, failed corporate restructurings and poor capital allocation decisions. As outlined below, the Company’s income statement has deteriorated during the eight-year period that the current management team has led the Company. And, despite approximately $3.1 billion of Net Capital Investment[8] over this same period, Heinz’s EBIT[9] and EBITDA have decreased and there has been virtually no change in EPS.[10] We believe one of the main factors contributing to the decline has been an increase in SG&A11 of an estimated $242 million during a period in which revenue declined, a trend that is apparent when comparing pro forma estimated fiscal 2006 financial results with fiscal 1998 financial results that have been adjusted for our estimated impact of accounting changes in recent years (see end note 13 for a more detailed explanation).

Table 2: Change in Financial Performance Since 1998
($ in millions)

	April 29, 1998[12]	Adjusted April 29, 1998[13]	Pro Forma May 3, 2006E14	Underlying Change in Performance

Net Revenue	$9,209	$8,742	$8,382	•	$360 million decrease in revenue. Revenue decline in recent years would have been worse, without considerable help from foreign currency gains.

Gross Profit	$3,534	$3,066	$3,108
% of Net Revenue	38.4%	35.1%	37.1%

SG&A	$2,026	$1,559	$1,800	•	$242 million increase in SG&A and a 370 basis point increase in SG&A as a percentage of net revenue.
% of Net Revenue	22.0%	17.8%	21.5%

EBIT	$1,508	$1,508	$1,308	•	$200 million decrease in EBIT and a 160 basis point decrease in EBIT margin.
% of Net Revenue	16.4%	17.2%	15.6%

EBITDA	$1,821	$1,821	$1,546	•	$275 million decrease in EBITDA and a 240 basis point decrease in EBITDA margin despite multiple restructurings and divestitures.
% of Net Revenue	19.8%	20.8%	18.4%

EPS	$2.15	$2.15	$2.14	•	Virtually no change in EPS, the most directly comparable measure of the change in underlying performance during this period.

Net Capital Investment (1999-2006)

Capital Expenditures	$2,222
Acquisitions	3,478
Proceeds from Divestitures[15]	(4,551)
Total Writedowns, Costs and Charges from Restructurings[16]	1,942

Total Net Capital Investment	$3,090

Source:

Historical results based on the Heinz Annual Reports on Form 10-K for the periods ended April 29, 1998 and May 1, 2002, Company press releases and Trian estimates for the adjusted period. Pro forma fiscal 2006 results based on Trian estimates.

•

Over the past eight years, the management team at Heinz has consistently failed to turn plans and promises into tangible results on the income statement and balance sheet. Moreover, management has been unable to establish and commit to a broad strategic vision for the Company. Heinz can, and should, generate significantly better results and, as one of the Company’s largest shareholders, we are intent on making this happen.

Table 3: History of Past Promises

Management’s Objectives = Over-Promise		Actual Results = Under-Deliver

•	Reach $14 – $15 billion of net sales by 2003 (Millennia, 1997)	•	In pro forma fiscal 2006, the Company is still only expected to generate approximately 60% of targeted sales volume

•	Increase gross profit margins to 42% over several years (Excel, 1999)	•	Gross profit margins are in the mid-high 30% range

•	Achieve up to $490 million of annual cost savings cumulatively (Millennia, 1997; Excel, 1999; Streamline, 2001; Growth and Innovation, 2005)	•	Appears that the Company will spend its highest percentage of net sales on SG&A in pro forma fiscal 2006

•	Grow EPS by 10 – 12% (Millennia, 1997), then 8 – 10% (Del Monte, 2002) and then 6 – 8% (Growth and Innovation, 2005)	•	EPS is virtually unchanged since management took control in April 1998

•	Simplify the business by divesting non-core assets (all restructurings)	•	The divestiture process is ongoing

Note:

“Millennia,” “Excel,” “Streamline” and “Growth and Innovation” refer to management restructuring initiatives and strategic plans. “Del Monte” refers to the spin-off of assets to Del Monte. See Table 7 for more details on the above restructurings and strategic plans.

•

As directors, Trian's nominees will seek to work with Heinz’s management and other members of the Board to ensure that the great assets of this Company are not further wasted through a combination of flawed strategy and poor execution. We believe the Board will benefit from our entrepreneurial approach, fresh perspectives and commitment to holding management accountable for its stated goals. As an operations-centric investment group with a long track record of working closely with management teams to improve financial results and build shareholder value, our director nominees will seek to ensure that the rhetoric so often used by management (e.g., focus the business, drive free cash flow, achieve operational excellence and “win-win”) becomes a reality. They will also look to implement the Trian Group’s Action Plan (outlined below), which we believe will help re-establish Heinz as a leading branded consumer products company that generates strong, consistent returns for shareholders. We are not looking to take over the Board of Directors and have no intention of moving Heinz from Pittsburgh, where it has had an important corporate presence for 137 years.

•

While we intend to conduct a proxy solicitation for our nominees, we remain open to further discussions (see Recent Events below) with members of the Board as to how we can make our resources immediately available to the Company.

•

Heinz’s stock price has appreciated 23%[17] (or $8 per share) since February 2006 when rumors of activist involvement in Heinz first surfaced. If Trian’s nominees are not elected to the Board, we believe that the Company’s management will continue to over-promise and under-deliver, thus jeopardizing the prospects of long overdue value creation for the shareholders of Heinz.

•	The Trian Group’s Action Plan:

1)

Take immediate measures to reduce annual costs by at least $575 million. The Company has allowed its SG&A expense to increase more than 300 basis points (as a percentage of net revenue) from 2000–2002 levels (see Table 5), despite having divested a number of non-core, capital intensive businesses in transactions intended to reduce complexity. We believe SG&A over this period should have decreased by approximately 200 basis points – implying a total of 500 basis points (approximately $400 million) of savings from current levels. Further, based on our experience, we believe there is considerable opportunity to reduce cost of sales and increase gross margins by at least 200 basis points (approximately $175 million) given the Company’s inefficient operations.

2)

Reduce “deals and allowances” by $300 million over time and drive growth by reinvesting these funds in consumer marketing and product innovation. In the past, Heinz has failed to properly invest in its “power” brands and has increasingly competed on price, to the detriment of long-term growth and overall brand health. As a leading consumer products company, Heinz must make marketing and innovation its core competency and top priority. Management should reduce deals, allowances and other trade spending to retailers by at least $300 million, or approximately 3%, over a period of time and should reinvest these funds in the Company’s brands through increased consumer marketing and product innovation. We believe that these changes would at least double Heinz’s current advertising budget and help grow the market for Heinz’s products.

3)

Drive profitability by focusing on the key brands and geographies…once and for all. The Company’s Board should establish a strategic vision that puts an end to the frantic activity of divestitures, acquisitions and restructurings that have been so damaging over the last eight years and focuses management on the key brands and geographies. For example, in our view, Plasmon in Italy and ABC in Indonesia represent potential divestiture candidates that are non-core, are geographically independent and could likely be sold at premium valuations, subject to tax considerations. We suspect other brands and geographies could, and perhaps should, be divested as well. Given the lack of publicly available information on returns by country and product line, our director nominees are anxious to better understand the various businesses, once on the Heinz Board, to help ensure prudent portfolio decisions.

4)

Enhance total shareholder returns by more aggressively returning capital through increased share repurchases and a higher long-term target dividend payout ratio. Given the opportunity to drive earnings growth through the Trian Group’s Action Plan, we believe now is an opportune time to significantly increase share repurchase activity. The Company should execute a debt financing to increase its leverage ratio (which we define as net debt to EBITDA) to 3.5x or more, subject to maintaining investment grade ratings, and should use those proceeds plus the majority of its existing cash and cash from divestitures to repurchase shares. Based on Heinz’s strong free cash flow and the stability of its brands, the Company could comfortably support these proposed debt levels while also maintaining ample flexibility to operate and grow its businesses. Moreover, we believe that implementing Trian’s initiatives outlined above should substantially increase the Company’s cash flow going forward, resulting in a net debt to pro forma EBITDA ratio of only 2.5x. We also believe that the Company should consider maintaining its current dividend payout ratio in the mid-50% range. The Company has previously suggested that it will reduce its payout ratio to a 45-50% long-term target over time.[18]

•

Valuation Target: Following the execution of the plan elements highlighted above, we believe the Company could generate EPS of $3.53 versus an estimated $2.14 (an increase of 65%) for pro forma fiscal 2006 without assuming an increase to sales volumes as a result of significantly higher advertising spending. At current market multiples of 17.0x to 19.0x earnings, this implies a target valuation of $60.00 to $67.00 per share. Assuming sales volumes increase due to additional advertising, as we believe will take place over time, the Company could generate an additional $0.98 of EPS and be worth up to $81.00 per share. Further, in the event the Company is sold following the execution of our operating initiatives – many industry insiders believe this industry will be ripe for consolidation within the next 18 months – we believe Heinz could be worth even more.

Table 4 – Trian Action Plan: Potential Incremental Impact to EPS

$2.14

$1.20

($0.08)

$0.26

$3.53 –

$0.00 – $0.98

$4.50

Pro Forma
May 3, 2006E19

Number 1

Number 2

Number 3

Number 4

Post Trian Action
Plan Heinz

Note:

Number one shows the potential incremental impact of our target cost savings of $575 million on our pro forma estimate of fiscal 2006 EPS. Number two shows our estimated range of the potential impact of reducing deals and allowances by $300 million and increasing advertising by a comparable amount (the bottom end of the range assumes no revenue growth and no impact on EPS; the top end of the range assumes revenue grows over time and EPS expands). Number three shows the potential impact of divesting approximately 50% of the Company’s Asia Pacific and Rest of World segments (although we believe there are potentially accretive divestitures the Company could make (e.g., Plasmon and ABC), we have not attempted to model these given Heinz’s lack of public disclosure on profitability by brand and clarity on potential tax consequences). Number four shows the impact of increasing the leverage ratio to 3.5x and using excess cash (subject to a minimum cash balance of $200 million) to repurchase shares. See Tables 11 and 13 for more detail.

Recent Events

History of Trian’s interactions with current management:

On March 2, 2006, the Trian Group delivered a letter to Heinz, in compliance with the advance notice requirement in the Company’s bylaws and pursuant to the applicable provisions of the Pennsylvania Business Corporation Law, informing the Company of its intention to appear in person or by proxy at the 2006 annual meeting of shareholders to nominate five candidates for election to the Board of Directors of the Company. On March 13, 2006, a meeting was held between Trian Chief Executive Officer, Nelson Peltz, and William R. Johnson, Chairman, President and Chief Executive Officer of the Company, and Blair Effron, an investment banker representing the Company. At that meeting, Mr. Peltz informed Mr. Johnson that Trian is a significant shareholder of Heinz and described for Mr. Johnson certain operational improvements and changes in strategy that Trian would like to see implemented by the Company in order to reverse almost a decade of disappointing shareholder returns. At a subsequent meeting held on March 29, 2006, Mr. Johnson, members of his senior management team and representatives of the Company’s outside financial advisors met with Trian’s Principals and discussed Heinz’s main business segments. At this meeting, Mr. Peltz, Peter W. May and Edward P. Garden, Trian’s Principals, also discussed a number of ideas to enhance shareholder value and the Company’s management discussed some of its plans. Messrs. Peltz, May and Garden also shared with management examples of past investments they (or companies controlled by them) made in which they had created significant shareholder value by working together with management teams to improve operations and grow free cash flow. Following the meeting on March 29, the Company’s outside financial advisors advised Trian that the Company’s management had reacted positively to the discussions and that Trian’s request for Board representation was being considered by the Company. On April 6, 2006, the Company’s outside financial advisors informed Trian that the Company had rejected Trian’s request for Board representation. We note that in April 25, 2006 filings with the Securities and Exchange Commission, the Company stated that as of April 24, 2006 neither the Heinz Board nor its Corporate Governance Committee had rejected or made any decision with respect to our request for Board representation. On May 22, 2006, Edward P. Garden, a Trian Principal, met with representatives of the Company’s outside financial advisors as a courtesy to inform them that the Trian Group was planning to release imminently its position paper on enhancing shareholder value at Heinz. Less than three hours later, Heinz issued a press release stating it would announce details of its plan to enhance shareholder value on June 1, 2006.

Letter to Shareholders from Heinz management dated April 24, 2006:

On April 24, 2006, the Company’s management sent a letter to shareholders that included a “Progress Update,” the “Results of the Fiscal 2003-2006 Strategic Plan” and the “Growth Strategy Outlined in September 2005.” The letter describes a company that has “commenced a bold, transformational strategy” where the results have been “dramatic.” The letter, consistent with past public relations campaigns by the Company, used “spin” and hyperbole to compensate for a lack of meaningful results and to mask negative shareholder returns during the current management team’s tenure. Though we doubt shareholders view the Company’s performance over time as dramatic, attached as Appendix A to this paper is an analysis comparing management’s “claims” to the actions that they have taken and the disappointing results that we believe they have achieved.

The Trian Group’s Action Plan

Trian’s Principals have historically invested in public companies with a view towards working closely with and properly incentivizing management to maximize free cash flow. Trian’s Principals have exercised “operational activism” through: encouraging new ideas and an entrepreneurial spirit, focusing capital resources on opportunities where there is the potential for significant returns, reducing operating and corporate cost structures, executing strategic acquisitions, re-capitalizing the balance sheet, divesting non-core assets, reducing working capital, pursuing market opportunities for new and existing brands, flattening reporting structures, reducing bureaucracy, improving vendor relationships and terms, optimizing manufacturing facilities and building distribution channels. We believe that our director nominees can help create significant value by working with management and other members of the Board to execute the following critical plan of action:

1) Take immediate measures to reduce annual costs by at least $575 million

Trian’s Principals have extensive experience reducing costs at large organizations. Whether acquiring control of and building a Fortune 100 company (e.g., American National Can Company), buying businesses and subsidiaries from large companies (e.g., Snapple from The Quaker Oats Company and Uniroyal Chemical from Uniroyal, Inc.) or working with companies at the board level (e.g., Wendy’s International, Inc.), Trian’s Principals have successfully helped management teams significantly reduce costs and increase value by bringing fresh perspectives and a more entrepreneurial approach to their businesses. In the case of Wendy’s, the Trian Group filed a “white paper” in mid-December 2005 identifying a $200 million cost reduction opportunity, which represented approximately 73% of Wendy’s EBITDA. At the time of our filing, Wendy’s management did not acknowledge a cost problem. Since that time, three of the Trian Group’s nominees have been added to the Wendy’s Board and Wendy’s management publicly announced that cost savings represent a significant opportunity and has initiated a plan to reduce costs by up to $100 million.20 Trian remains confident that the gap between our original cost reduction target and Wendy’s management’s plan will continue to narrow over time.

We also believe there are substantial opportunities to reduce costs at Heinz and that our goal of $575 million in savings could ultimately prove conservative. From fiscal 2000 through fiscal 2002, following several restructurings and billions of dollars in writedowns, SG&A at Heinz averaged 18.2% of net revenue. After having achieved this success on the cost side, management has since divested a number of “non-core” businesses that it often suggested were capital-intensive and lower margin, in an effort to create a more streamlined portfolio that would drive value and reduce complexity going forward. Unfortunately for Heinz shareholders, the opposite has taken place and SG&A for pro forma fiscal 2006 is now an estimated 21.5% of net revenue. Overall, SG&A has increased $218 million, or 14%, since 2000 despite a decline in net revenue.

Table 5: SG&A as a Percentage of Net Revenue Since Fiscal 2000
($ in millions)

	12 Months Ended

	5/3/2000		5/2/2001	5/1/2002	4/30/2003	4/28/2004	4/27/2005	Pro Forma 5/3/2006E21

Net Revenue	$8,764	[22]	$8,821	$9,431	$8,237	$8,415	$8,912	$8,382

SG&A	1,582		1,592	1,738	1,625	1,721	1,852	1,800
% of Net Revenue	18.1%		18.0%	18.4%	19.7%	20.4%	20.8%	21.5%

2000 – 2002 Average				18.2%

Source:	Historical results based on the Heinz Annual Reports on Form 10-K for the periods ended May 1, 2002 and April 27, 2005. Pro forma fiscal 2006 results based on Trian estimates.
Note:

Net revenue and SG&A for fiscal 2000 through 2002 reflect the Company’s restated results following implementation of new accounting standards adopted in fiscal 2002 that transferred a portion of trade spending previously classified as part of SG&A into trade spending that reduced net revenue. Beginning in fiscal 2003, net revenue and SG&A reflect the Del Monte spin-off completed in December 2002 (fiscal 2000 through 2002 are not restated for the spin-off). All figures are adjusted to add-back non-recurring expenses and restructuring charges.

We believe there are several reasons for this increase. Most importantly, we believe that as the Company exited various businesses and cut the direct costs associated with these operations, SG&A at headquarters was not proportionately reduced. The centralized operating strategy adopted by this management team, which has folded a number of regional and previously semi-autonomous offices into the Company’s Pittsburgh headquarters, has inhibited cost-saving opportunities by blurring the lines between employees managing the various brands and employees working on corporate, non-branded matters (we note that the Company has continued its centralization strategy with the recent announcement to eliminate its European and Asian headquarters). While Heinz’s management may argue that the Company’s SG&A spending as a percentage of net revenue is not out-of-line with its peers, we also believe that the cost structure at Heinz is symptomatic of a broader and unnecessary theme across the food industry – that of excessive costs and inefficiency.

Rather than the over 300 basis point increase in Heinz’s SG&A as a percentage of net revenue in recent years (21.5% in 2006 versus an average of 18.2% from 2000 through 2002), we believe there should have been a decrease of at least 200 basis points had management properly overseen the businesses and more prudently managed the infrastructure. After all, Heinz should be a cleaner company today following the many divestitures and the implementation of management’s simplification strategy. A 500 basis point swing in SG&A should result in approximately $400 million of annual savings.

In addition to reductions in SG&A expense, we also believe that we can help find at least 200 basis points of improvement in gross margins by improving the Company’s plant efficiency metrics and through the implementation of better purchasing (we note that gross margins at best-in-class competitors such as Wm. Wrigley Jr. Company, Kellogg Company and General Mills, Inc. are 54.3%, 45.5% and 40.0%, respectively, versus 37.1% (pro forma 2006) at Heinz). As to improving plant efficiency, we believe that this can be accomplished through partnering with other companies, outsourcing manufacturing in areas where the Company’s plants currently run at low utilization rates, exploring co-packing opportunities or exiting low margin, capital intensive businesses that management has been slow to divest. Based on our experience, we also believe there are significant, untapped opportunities for value creation in purchasing – particularly when given proper attention from senior management. Finding and exploiting these opportunities has been a critical element of the past successes of Trian’s Principals and we believe the same would be true at Heinz. Savings of 200 basis points in cost of sales would result in an approximate $175 million annual increase in gross profit.

As Table 6 shows, we take comfort in the cost saving targets we think Heinz can achieve because, overall, the Company’s operating efficiency metrics compare very unfavorably to those of its competitors. In terms of sales per employee, the Company is an astounding 28% behind the median of its peers and ranks second-to-last in the category. The Company also is second-to-last in sales per manufacturing plant, trailing the median of its competitors in this case by a whopping 41%.

During our meeting with the Company’s management in March 2006, at which various division leaders discussed their operations, it occurred to us that the Company may be pushing down costs to the business segments. As described to us by the division leaders, almost all of Heinz’s businesses operated at margins in excess of the Company’s average. Obviously that’s not possible, which leads us to conclude that there could be overhead costs being charged to the operating segments, thereby obscuring the true level of the Company’s overhead.

Table 6: Heinz Operating Efficiency Metrics Relative to Peers
($ in millions, per employee figures in 000s)

Sales Per Employee

	Employees (000s)	2005 Revenue	Sales Per Employee

Hershey	12	$4,836	$417
General Mills	28	11,244	404
Kellogg	26	10,177	398
ConAgra	38	14,567	383
Kraft	94	34,113	363
Campbell Soup	24	7,548	315
Wrigley	14	4,159	291
Sara Lee	137	19,254	141

Median			$373

Heinz Pro Forma 2006[24]	31	$8,382	$270
Discount to Median			(28%)

Sales Per Plant

	Number of Plants	2005 Revenue	Sales Per Plant

Hershey[23]	18	$4,836	$269
Kraft	175	34,113	195
General Mills	60	11,244	187
Wrigley	25	4,159	166
Campbell Soup	47	7,548	161
ConAgra	157	14,567	93

Median			$177

Heinz Pro Forma 2006[25]	80	$8,382	$105
Discount to Median			(41%)

Source:	Company filings, Wall Street equity research estimates, Trian estimates and Heinz September 20, 2005 Analyst Day Presentation.
Note:	Kellogg and Sara Lee excluded from sales per plant calculation due to lack of data.

2) Reduce “deals and allowances” by $300 million over time and drive growth by reinvesting these funds in consumer marketing and product innovation

Marketing: Great brands define markets. As a leading branded consumer products company, Heinz must make marketing and innovation its core competency and top priority so that its brands are relevant, top-of-mind and sought after by consumers. During the past eight years, management has failed to properly invest in its brands. Rather, the Company increasingly competes on price because of failure to drive growth through consumer marketing and product innovation.

This trend is evidenced by the fact that in fiscal 2005 the Company spent $2.23 billion, or 20% of its gross revenue, on “marketing support recorded as a reduction of revenue,” typically trade spending “deals and allowances” for the retailer, compared to an average spend of 13% to 14% by the Company’s peers26. Furthermore, when revenue from the foodservice division (where deals and allowances are less relevant) is backed out, the percentage of gross revenue spent on marketing support jumps to 23% – almost ten percentage points higher than the Company’s peers (we note that for the nine months ended January 25, 2006, marketing support recorded as a reduction to revenue decreased to 18% of gross revenue at Heinz; however, excluding revenue from the foodservice division, marketing support still comprises 21% of the Company’s gross revenue). By contrast, over the last three years “advertising costs” at Heinz have decreased $39.4 million to $289.4 million, and represented just 3.2% of net revenue in fiscal 2005. Heinz appears to be somewhat unique in its reporting of advertising costs, as Note 18 in the Company’s Annual Report on Form 10-K for the year ended April 27, 2005 splits advertising between an SG&A component ($144.6 million) and a revenue reduction component ($144.8 million). If it is the case that only the $144.6 million embedded in SG&A represents true brand enhancing, direct-to-consumer programs (i.e., dollars spent to build the brands versus dollars spent to compete on price), then the Company is spending only 1.6% of net revenue in this crucial area. Regardless of whether Heinz is spending 3.2% or 1.6% of net revenue on true advertising, this compares unfavorably to an average of 6% at comparable food companies.27

Though management may argue that investing in brand equity does not generate an acceptable return on capital and that its balance of advertising, in-store promotions and trade spending is a thoughtful strategy based on sophisticated returns analysis, we are skeptical and believe the proof is demonstrated by the steady deterioration in the Company’s financials. We believe spending on the Company’s brands is critical to creating the appropriate negotiating and pricing dynamic with retailers, neutralizing the impact of private label and driving consumer demand. Further, with such a strong stable of “power” brands, Heinz should not need to spend aproximately $2 billion to motivate retail outlets to stock its products. As for learning the art of marketing and how to use it to ensure a mutually profitable and respectful relationship with retailers, management needs to look no further than HP Foods Group (“HP”), which the Company acquired in August 2005 and which we believe spends approximately 10% of its sales on deals and allowances. Not coincidentally, management indicated that HP’s margins are “considerably higher than the Company’s average…actually higher than some of [Heinz’s] superior brands.”28

Trian believes the Company should reduce the amount that it currently spends on deals and allowances and reinvest those funds in creative consumer advertising, innovative new products and packaging and cross-marketing initiatives. If the amount spent on deals and allowances was reduced by approximately 3%, thereby bringing the percentage of gross revenue spent by Heinz closer to, though still higher than, the average of its peers, approximately $300 million would be available for additional marketing and innovation. We believe such a shift would at least double the advertising budget and should revitalize the Company’s income statement, positioning Heinz for outsized growth in the coming years. Some thoughts on what we would try to accomplish:

Consumer Usage: For Heinz’s dominant brands, success should not be measured simply by increasing share at the expense of competitors, but rather by growing the size of the overall markets for its products. For example, management likes to cite its market share in ketchup. However, we believe that less than 40% of french fries, hamburgers and hot dogs are eaten with ketchup by consumers. Given that the gross margins in the retail ketchup business are much higher than the Company average (we believe as high as 60% plus), the Company should make it a mission for more people to eat ketchup with their fries and burgers through creative marketing on television, the internet and other outlets. Increasing usage of ketchup, as well as usage of the Company’s other top products, must become Heinz’s rallying cry.

Cross-marketing: The Company has not taken advantage of potentially meaningful opportunities to increase its cross-marketing initiatives. For example, given the obvious connection between french fries and ketchup consumption, we believe the Company can do a much better job integrating and cross-promoting Ore-Ida with Heinz. While management claims they have tried to do so in the past with limited results, we believe that any such attempts have been weak and half-hearted.

Product Innovation: We do not believe that it takes a new state-of-the-art research center, such as the one recently built by Heinz, for an organization to come up with new ideas (we note that one of the Company’s most successful innovations, the squeezable ketchup container, was developed more than 20 years ago by American Can Company, whose packaging business was acquired in 1986 by Triangle Industries, Inc., which was controlled by Trian Principals Nelson Peltz and Peter W. May). Rather, we believe it takes an entrepreneurial culture that celebrates new ideas and allows them to surface from within the organization.

We’ll start the process with a few simple ideas to address the usage problem. For example, let’s experiment with “peel and dip” ketchup containers at quick service restaurants (similar to those used for barbeque sauce) rather than the more traditional plastic “tear and squeeze” packets. We believe the existing packets are a deterrent to potential consumers who often have a difficult time opening them and who also may find pouring their ketchup onto napkins or trays unsanitary. While we’re at it, why doesn’t Heinz offer McDonald’s, the ultimate foodservice customer (which the Company lost as a customer in the U.S. and, as such, may represent one of its largest sales opportunities), an exclusive on the new packaging for a finite period of time? Why not complement the new packaging with well-spent co-op advertising in the quick service restaurant (“QSR”) channel (similar to Coke and Pepsi) so that the consumer sees a picture of the menu item next to a soft drink AND a container of Heinz ketchup?

3) Drive profitability by focusing on the key brands and geographies …once and for all

The Board of Directors of Heinz must play a larger role in crafting a strategic vision that will focus management on the Company’s key brands and geographies. Once elected to the Board, our director nominees would seek to work with the other Board members and management to have the Company conduct a comprehensive review of its operations by country, including financial performance, market share trends, capital requirements and, perhaps most importantly, synergies / strategic fit within the overall portfolio. Based on this review, Trian’s director nominees would look to work with management to identify certain businesses that should be divested and others where the Company should allocate additional capital for investment. The ultimate recommendations would be based on a plan that will ensure enhanced, sustainable value creation for shareholders.

We believe that over the past decade, Heinz management has destroyed shareholder value by using the Company’s sizeable cash flow to: 1) fund at least five major restructuring initiatives aimed at growing the top-line, reducing costs and / or re-focusing the businesses on “core” operations, each restructuring with its own set of promises by management and each failing to produce meaningful results; 2) waste precious resources, both financial and human, on the seductive but inherently risky strategy of investing in emerging markets while performance in its critical European segment has languished; and 3) pursue an ineffective strategy of divestitures and acquisitions that we believe has destroyed far more value than has been created.

Restructurings – Let’s get it right:

Over the last decade, Heinz has initiated an endless series of restructurings, resulting in billions of dollars in charges, write-downs and impairments. Lofty promises at the time of each of these various restructurings included:

Table 7: Summary of Major Restructuring Initiatives

Project	Goals		Major Initiatives			Key Financial Targets

Millennia (1997) Total Cost: $728 million	•	Strengthen the Company’s six core businesses and improve profitability and growth across regions	•	Sell Ore-Ida foodservice business to McCain	•	$200 million in annual savings

			•	Close or sell approximately 25 plants worldwide, while investing to upgrade and build plants to add capacity in fast-growing markets	•	Ensure 10-12% earnings growth for future

			•	2,500 person reduction in global headcount, excluding the sale of plants or businesses	•	Target $14-$15 billion net sales by 2003

			•	Eliminate end-of-quarter trade promotion practices to improve inventory turns, cash flow and working capital	•	Achieve over $2 billion in free cash flow over the next five years

			•	Exit non-core businesses	•	Reduce working capital by $300 million
Management Comments: “[Heinz] today announced its largest ever reorganization plan designed to strengthen the company’s six core businesses and improve Heinz’s profitability and global growth… Future growth initiatives focus on investing in Heinz’s big global brands, maximizing market share and extending successful products to new markets.” (Millennia Press Release – March 14, 1997)

Excel (1999) Total Cost: $1.2 billion	•	4-year growth and restructuring initiative aimed at creating more efficient manufacturing centers, a more focused product portfolio and a more centralized management structure	•	Focus on six core food categories and six key countries to provide a platform for growth in other new markets worldwide	•	$200 million in annual savings

•

Realign global manufacturing and distribution and create ‘‘Centers of Manufacturing Excellence’’ through expansion of 13 to 15 factories, closure or sale of 15 to 20 factories and the downsizing of at least 10 more

					•	Volume growth of 3-4% annually

			•	Reduce worldwide workforce by approximately 3,000 to 4,000 people over four years	•	Increase gross profit margin to 42%

			•	Sell the Weight Watchers classroom business (see Divestiture and Acquisition section below for details on how the Company left billions of dollars on the table from this sale)	•	Plan to invest $100 million to support marketing and pricing initiatives

Management Comments: “Operation Excel makes possible the focus and scale that are essential to winning... Focus and scale will be the key to future success in the food industry, and our strategy will be to refocus on the growth potential of our six core food categories and six countries where we have superior scale to leverage the power of our brands. This 6x6 category and geographic core contributes 80 percent of our global revenue and 90 percent of our operating income… All of this will create the greatest transformation in the history of Heinz… We are confident that our strategy of focused scale -- combined with the benefits of an aggressive restructuring and re-energized top-line growth -- will deliver sustainable and superior value and earnings growth over the next four years, producing improved shareholder value.” (Excel Press Release – February 17, 1999)

“We have made substantial progress in the first phase of Operation Excel, and we anticipate significant returns as a result… As we begin the new fiscal year, we are confident that the savings generated by restructuring and the marketing initiatives already underway will generate sustained volume growth and increased shareholder value. Heinz has the talent, the strategy, the scale, the brand power and the leadership to unlock new growth opportunities around the world and be the premier performer in the global food industry.” (Excel Update Press Release – May 6, 1999)

Project	Goals		Major Initiatives			Key Financial Targets

Streamline (2001) Total Cost: $317 million	•	Implementation of worldwide organizational restructuring to reduce overhead costs and streamline pet foods and tuna businesses	•	Eliminate tuna operations in Puerto Rico	•	$60 million in annual savings

			•	Consolidate the Company’s North American canned pet food production to Bloomsburg, PA

			•	Divest the company’s U.S. fleet of fishing boats and related equipment

			•	Centralize European supply chain

			•	Reduce workforce by approximately 1,900 people

Management Comments: “The company today also unveiled major initiatives to streamline its tuna and pet food supply chain and to reduce global overhead. This includes an aggressive effort to centralize Heinz’s supply chain in Europe…’Heinz is taking aggressive action to improve earnings, to drive innovation in our leading brands and to increase the efficiency of our tuna and pet food operations. Our goal is to make all of our global businesses as competitive as possible as Heinz aims to achieve stronger sales and profit growth.’” (Streamline Press Release – March 15, 2001)

Del Monte Spin-Off (2002) Total Cost: $269 million	•	Spin-off businesses generating $1.8 billion in annual revenue (20% of Heinz’s sales) to Del Monte	•	Spin-off North American pet food and pet snacks, U.S. tuna, private label soups, College Inn broth and U.S. infant feeding businesses to shareholders and merge entity with Del Monte	•	Revenue growth of 3-4% after “transition year” in fiscal 2003

			•	Reduce dividend by approximately one-third to reflect the smaller business base and to help finance greater investment in brand growth	•	EPS growth of 8-10% per year

			•	Transfer 5,000 Heinz employees to Del Monte	•	Plan to invest additional $100 million plus in marketing
Management Comments: “This transformative transaction is a unique win-win proposition for both companies…Heinz will become a faster-growing, more focused, international food company, targeting consistent earnings per share increases of 8 to 10 percent per year and targeting 3 to 4 percent increases in annual sales following this transition year… As a stronger, more focused company, Heinz is better positioned to increase shareholder value by unlocking the potential of our powerful brands… We will now be focused on two attractive food segments, Meal Enhancers and Meals & Snacks.” (Del Monte Transaction Press Release – June 13, 2002)

Growth & Innovation Plan (2005) Total Cost: $130 million	•	Drive growth and innovation by focusing on main categories and divesting non-core businesses with $1.4 billion in annual revenue	•	Focus on three attractive categories where the Company has unique strengths	•	$30 million in annual savings

			•	Heinz Europe to replicate success in North America and Australasia	•	Revenue growth of 3-4% per year

			•	Hire JP Morgan Chase and UBS to assist on non-core divestitures (seafood, vegetable and frozen businesses in Europe and Tegel poultry business in New Zealand)	•	EPS growth of 6-8% per year off the fiscal 2006 pro forma base (net dilution of $0.25-$0.29 per share in fiscal 2006)

			•	Open new Global Innovation and Quality Center	•	Operating Free Cash Flow of $800 million – $1.0 billion
Management Comments: “Heinz is becoming an even more attractive investment opportunity as we focus on three strong categories where we have the consumer expertise, the leading brands and operational capabilities to generate stronger and higher quality growth in profits and sales.” (Growth & Innovation Press Release – September 20, 2005)

Source:

Heinz Annual Reports on Form 10K for the periods ended April 30, 1997, April 28, 1999, May 2, 2001 and May 1, 2002, Heinz Quarterly Report on form 10-Q for the period ended January 25, 2006, Company Presentations and Company Press Releases.

International – Fix Europe and stop diverting resources to sub-optimal markets:

Although it has been a more challenging operating environment, recent results in Europe are just another example of the current management team’s inability to compete and grow the Heinz business. While Europe represented Heinz’s largest segment by sales volume in fiscal 2005, accounting for 39% of revenue (28% of estimated pro forma revenue in 2006), the region has also been the Company’s biggest disappointment in recent years. On the surface, performance appears to be merely unexceptional with decent top-line growth but significant margin compression. However, the underlying operations would have looked dramatically worse without significant help from foreign exchange (“Fx”) gains. We estimate that from 2002 through 2005, sales declined 6.9% in constant currency, gross margins declined 170 basis points and EBITDA margins declined 350 basis points (see Table 8).

Table 8: Recent Performance in the European Segment
($ in millions)

Net Revenue Excluding Fx Gains29

$2,736

$2,722

$2,615

$2,546

2002

2003

2004

2005

37.8%

37.4%

38.5%

36.1%

2002

2003

2004

2005

23.3%

22.9%

21.7%

19.8%

2002

2003

2004

2005

Gross Margins

EBITDA Margins

Source:	Heinz Annual Reports on Form 10-K for the fiscal years ended April 28, 2004 and April 27, 2005 and Trian estimates.
Note	EBITDA margins adjusted for non-recurring expenses.

In our view, part of the reason for the struggles internationally, and in Europe in particular, emanates from a lack of focus with respect to the Company’s overall strategy outside North America. In short, Heinz is spread too thin across too many brands, product lines and geographies and, thus, is unable to achieve meaningful efficiencies on the manufacturing, distribution or marketing fronts. In the recent letter to shareholders dated April 24, 2006, management stated that the Company will “devote its energy and resources primarily to the six major developed markets of the U.S., Canada, U.K., Italy, Western Europe and Australia / New Zealand.” We believe this makes sense given these areas represent the vast majority of the Company’s net revenue. However, almost as an afterthought, management goes on to say that Heinz will “also focus on the key emerging markets of Russia, India, China, Indonesia and Poland,” the so-called “RICI” nations (plus Poland) that cumulatively represent only about 7% of revenue.30

Management can’t have it both ways; it can’t insist that Heinz is a focused company and then proceed to market one-off products in countries where there is no critical mass and where the culture and distribution mechanics present formidable obstacles, all because the Company has failed to grow in its core markets. While performance in the European segment – so crucial to the Company’s overall performance given its scale – has suffered, management has continued to allocate significant resources to the Asia / Pacific and Rest of World segments where total sales volumes and profitability metrics trail the Company’s other segments by substantial margins (see Table 9). As an example, the Company has been featuring Indonesia as a key area for future investment and growth. During the Company’s September 20, 2005 Analyst Day Presentation, management boasted that in this country, “we reach all 13,000 islands. We reach virtually every account. And while we all sort of look at somewhat askance the motorcycle sales organization, the reality is we have got 8,000 trucks and motorcycles on the road all the time distributing to stores that sometimes are no bigger than two or three of these podiums put together.” We are skeptical that Indonesia is a country Heinz should be in at this time, particularly given the business’ relative size and all of the opportunities within Heinz’s core segments to realize value. We believe that trying to develop the emerging markets is distracting management from the key objective of successfully competing in the Company’s main geographies and is setting the stage for yet another round of costly and avoidable restructurings in the future.

Table 9: Asia / Pacific and ‘Rest of World Segments’ (“ROW”) vs. Other Operating Segments at Heinz[31]
($ in millions)

2005 Net Revenue

$7,208

Other Operating
Segments

2005 EBITDA Margins

2005 Return on Assets32

Asia / Pacific and
ROW

Other Operating
Segments

Asia / Pacific and
ROW

Other Operating
Segments

Asia / Pacific and
ROW

13.3%

20.2%

12.4%

$1,704

21.3%

Source:	Heinz Annual Report on Form 10-K for the fiscal year ended April 27, 2005.
Note:	EBITDA margins adjusted for non-recurring expenses.

Overall with respect to international strategy, we believe management has failed in two crucial areas. First, it has not demonstrated an ability to consistently take the Company’s global brands and adapt them to local markets. At the same time, management has not shown that it can buy local brands and create meaningful value that truly impacts the bottom-line. Going forward, we believe management should simplify its international strategy and focus its attention on those brands, geographies and product lines where it is best positioned to achieve a meaningful return on investment.

Divestitures and acquisitions – a need for supervision:

In addition to restructuring initiatives that have exhausted significant capital with no perceptible impact on the bottom-line, Heinz also announced at least 56 divestitures and acquisitions over the past eight years – a frantic amount of activity that, once again, has yielded no tangible value creation for shareholders. Not only has there been no significant value creation from these activities, in fact there has been significant value destruction resulting from: 1) selling two of the most “on-trend” businesses in the portfolio (Weight Watchers and Earth’s Best); 2) the diminution of management focus associated with constantly buying and selling businesses, not to mention all of the deals the Company likely looked at but ultimately passed on over this timeframe; and 3) the cash cost of the infrastructure necessary to originate and execute these transactions. We also suspect there has been a tendency to sell good businesses under the guise of “commoditization” because the Company has failed to compete through proper brand management. The Company’s actions in the divestiture and acquisition arenas (see the data in Table 10 below) reinforces our belief that Heinz management, despite saying the right things about focus, simplification and being “on-trend,” in fact has no clear strategic direction and has used divestitures and acquisitions to compensate for its inability to grow existing brands through new product innovation and marketing.

Table 10: Comparison of Acquisition / Divestiture Activity Since 1998 ($ in billions)

			Number of Deals Since 1998[33]		Total Number of Transactions

Company	Enterprise Value	LTM Revenue	Acquisitions	Divestitures

Nestle SA	$122.6	$74.9	56	52	108
Unilever NV	79.8	51.6	28	60	88
HJ Heinz Co.[34]	18.1	8.4	35	21	56
Sara Lee Corp.	16.8	19.1	24	22	46
Cadbury Schweppes Public Ltd. Co.	27.2	12.2	34	10	44
ConAgra Foods Inc.	15.2	14.7	14	22	36
Kraft Foods Inc.	62.9	34.2	10	20	30
Kellogg Co.	23.5	10.3	10	4	14
General Mills Inc.	25.1	11.5	7	6	13
Hershey Co.	15.3	4.8	7	4	11
Campbell Soup Co.	16.2	7.6	4	6	10
Wm. Wrigley Jr. Co.	13.9	4.3	4	1	5

Source:	Company Filings, Bloomberg and Trian estimates.
Note:	Prices as of May 19, 2006.

Not only has Heinz’s acquisition and divestiture activity been a drag on resources, the Company has compounded the problem by amassing arguably one of the worst track records in the industry, both as a buyer and a seller. Shareholders have heard management justify the record as part of a thoughtful strategy that will allow the Company to “play where [they] can win” through a combination of “unique assets,” “great brands” and an ability to “see clear, emerging trends among consumers worldwide” including growing “interest in health and wellness.”35 Yet once again there has been a disconnect between management’s rhetoric and its actions. The following two transactions stand out as the most glaring examples of management’s operational failures and lack of strategic vision. As outlined below, the Company sold leading businesses in two of the fastest growing and most relevant sectors of the industry today – dietary and organic foods – letting others benefit from what should have been billions of dollars of value for Heinz shareholders.

Weight Watchers:

•

We note that in July 1999, Heinz sold a 94% interest in the Weight Watchers weight control business to Artal Luxembourg, S.A., a European private investment firm, for a total valuation of approximately $735 million because the business was not deemed to be a good strategic fit. While this management team cannot be credited for the gain recorded from this sale (Weight Watchers had been purchased decades before), there is nobody but this management team to blame for selling the business for far too low a price. Two-and-a-half years after the divestiture, following a relatively small acquisition, Weight Watchers went public in November 2001 with a valuation of more than $3.0 billion after having almost doubled EBITDA following the sale by Heinz. Today, Weight Watchers has a market capitalization of $4.2 billion, an enterprise value of $4.9 billion and has grown EBITDA more than three-fold since the sale. Rather than allowing a private equity firm to make an astronomical return and earn windfall profits by buying such an “on-trend” business from Heinz, we believe the current management team should have spun-off a portion of Weight Watchers to the public. This strategy would have given the Company full control of the brand and allowed Heinz’s shareholders to benefit from the billions of dollars of value that others have reaped since the sale – significantly more value than management has created with the remaining businesses and a substantial portion of Heinz’s current market capitalization.

Hain Food Group / Earth’s Best:

•

In September 1999, with an eye on the growing organic food industry, Heinz entered into a strategic alliance with Hain Food Group, Inc. (“Hain”). Upon announcement of the transaction, management stated that the alliance “thrusts Heinz into the natural and organic food segment, which is among the fastest growing in the international food industry. The resulting sales growth and cost synergies will benefit shareholders at both Heinz and Hain.” As part of the agreement, the Company initially purchased a 19.5% interest in Hain for nearly $100 million and then invested an additional $80 million in June 2000 in order to maintain its ownership percentage following the acquisition by Hain of Celestial Seasonings, Inc. Heinz also sold the Earth’s Best trademark to Hain – a trademark and brand that we believe could have had unlimited potential under the Heinz umbrella through line extensions given how well organic food fits the current mindset of consumers towards healthier eating, particularly for their children. Yet in December 2005, in a reversal of strategy, Heinz announced it had sold its ownership stake in Hain after taking a $65 million impairment charge on its Hain stock in fiscal 2005 and a further loss upon the sale. The reason for the sale – the Company was “redeploying [its] assets and concentrating on driving growth and shareholder value” in other areas, most likely another “strategic” acquisition. As of May 19, 2006, Hain’s stock traded at $25.07 per share, representing a 25% premium to the price that Heinz sold its shares in December 2005. The Hain saga is a stark example of management lacking a consistent strategic vision to guide its divestiture and acquisition activity.

In addition to the transactions above, we would point to several of Heinz’s other divestitures as examples of management’s inability to remain competitive in what were fundamentally good cash flow businesses and solid brands:

•	Sale of Ore-Ida foodservice business to McCain in 1997

•	Spin-off of North American Pet Foods, U.S. tuna and U.S. infant feeding businesses to Del Monte Foods Co. in 2002

Overall, we believe that Heinz must be far more prudent on the divestiture and acquisition front in the future. From what we understand, management has a minimum threshold of $100 million for potential acquisition targets. We believe that this threshold should be significantly higher given the Company’s overall size and the fact that smaller acquisitions are as distracting and time-consuming as larger ones, but have far less impact on the bottom line. With respect to divestitures, we do not believe Heinz should sell businesses simply because they are more challenging to operate, as has been the case in the past. Rather, the Company must have a broader strategic vision in place that ensures the sale of any business will directly and tangibly benefit the rest of the organization by renewing focus in other areas, freeing up resources, reducing corporate costs and improving return on equity. As part of a thorough strategic review, we would suggest the evaluation of potential divestitures including, but not limited to, the following list of businesses that we believe would command premium multiples and would be accretive, subject to tax considerations:

•

Potential sale of the Plasmon baby food business in Italy, along with the Company’s other remaining baby food businesses (we note Heinz has already sold a significant portion of its baby food operations globally)

•	As highlighted above, potential sale of select businesses in the Asia Pacific and Rest of World segments (including ABC in Indonesia)

Given the Trian Principals’ experience as both astute buyers and sellers of brands and businesses, we believe that our Director nominees would add considerable value in helping Heinz’s internal business development group evaluate and maximize value from any future acquisitions and divestitures.

4)	Enhance total shareholder returns by more aggressively returning capital to shareholders through increased share repurchases and a higher long-term target dividend payout ratio

The Company should use its strong existing cash flow from operations, additional cash flow from the cost cutting initiatives highlighted above and future proceeds from divestitures of non-core businesses to more aggressively return cash to shareholders. Heinz has carried an average cash balance of $1.0 billion over the past eight quarters, with cash on hand as of January 25, 2006 of $944 million. We estimate that, pro forma for its announced and planned divestitures, the Company could have approximately $1.8 billion of cash before taking into account cash generated from the business and cash used for debt repayment and share repurchases during the fourth quarter. While the Company has suggested reasonable plans to reduce its cash balance to $200 million, Heinz has also suggested a target net debt level that results in a leverage ratio (which we define as net debt to EBITDA) of approximately 2.4x our pro forma estimate of 2006 EBITDA.36 We believe that management’s leverage target creates a sub-optimal capital structure and that given the opportunity to drive earnings growth through the Trian Group’s Action Plan, now is an opportune time to significantly increase share repurchase activity.

Heinz has historically been a strong and consistent free cash flow generator due to the stability of its brands. EBITDA has ranged from $1.6 billion to $2.0 billion over the last eight years with capital expenditures representing, on average, only 16% of EBITDA. We believe Heinz should take advantage of these inherent strengths and make the capital structure more efficient by increasing its leverage ratio to 3.5x or more, subject to maintaining investment grade ratings, versus management’s proposed target of 2.4x. We believe the Company could comfortably support these proposed debt levels (Heinz’s pro forma interest coverage ratio37 would be 4.3x, a considerable amount of cushion) while also maintaining ample flexibility to operate and grow its businesses. Moreover, we believe that implementing Trian’s initiatives outlined above would substantially increase the Company’s cash flow going forward, resulting in a pro forma leverage ratio of only 2.5x. We also believe that Heinz should consider maintaining its current dividend payout ratio in the mid-50% range. The Company has previously suggested that it will reduce its dividend payout ratio to a 45-50% long-term target over time (see end note 18).

On the Company’s third quarter conference call in February 2006, management announced that it had finalized plans to repatriate more than $800 million of foreign cash during its fourth fiscal quarter, under the American Jobs Creation Act. While we are aware of potential limitations with respect to uses of recently repatriated cash, we would hope that the Company has preserved flexibility with respect to future capital structure initiatives.

Pro Forma Results: Potential Financial Impact of the Trian Group’s Action Plan

We should note that our pro forma model below is “static,” as we have tried to simplify the presentation of the analysis by showing the incremental impact of each part of the plan on the Company’s consolidated financial results. However, clearly some actions will take longer to execute than others and by no means do we think all of the suggested changes at Heinz can be achieved overnight. The analysis below quantifies the potential impact of each of our operational and strategic initiatives:

1)	Realize $575 million of annual cost savings by reducing SG&A and cost of sales by $400 million and $175 million, respectively.[38]

2)

Reduce deals and allowances by approximately 3% or $300 million. Reinvest those savings in consumer marketing, in effect more than doubling the advertising budget. Our financial analysis in Table 11 below assumes no impact of the increased marketing campaign on sales volumes or to the bottom line, which is conservative, though Table 13 highlights the potential impact of volume gains on sales, EBITDA and EPS assuming revenue grows.

3)

Divest non-core businesses. We believe that Plasmon in Italy and ABC in Indonesia are examples of businesses that are non-core, geographically independent and that could be divested at premium valuations. However, without specific detail on profitability by brand and clarity on potential tax consequences, we cannot model the precise impact of selling these businesses. As a result, we have used the sale of 50% of the “Asia / Pacific” and “Rest of World” segments as a proxy for the magnitude of a potential divestiture strategy. Based on our assumptions, the contribution from the businesses to be divested would be approximately $744 million in annual net revenue and $89 million in annual EBITDA. Our analysis assumes these businesses are sold for approximately 10x EBITDA resulting in estimated proceeds of $894 million.[39]

4)

Increase leverage ratio to 3.5x through a debt financing and use these proceeds plus the majority of the Company’s existing cash (subject to a $200 million minimum cash balance) and cash from divestitures (including from step number three above) to repurchase approximately 43 million shares.

Table 11: Potential Financial Impact of the Trian Group’s Action Plan ($ in millions, except per share values)

		Incremental Impact of Action Plan
	Pro Forma May 3, 2006E40					Post-Trian Action Plan Heinz
		Number 1	Number 2	Number 3	Number 4[41]

Gross Revenue	$10,195			$(873)		$9,321

Deals & Allowances	$1,812		$(300)	$(130)		$1,383
% of Gross Revenue	17.8%		(2.9%)			14.8%

Net Revenue	$8,382		$(300	$(744)		$7,939

Cost of Sales	$5,274	$(175)	—	$(496)		$4,603
% of Net Revenue	62.9%	(2.1%)	(2.1%)	(0.7%)		58.0%

Gross Profit	$3,108	$175	$300	$(248)		$3,335
% of Net Revenue	37.1%	2.1%	2.1%	0.7%		42.0%

SG&A	$1,800	$(400)	$300	$(176)		$1,524
% of Net Revenue	21.5%	(4.8%)	2.9%	(0.4%)		19.2%

EBIT	$1,308	$575	—	$(72)		$1,811
% of Net Revenue	15.6%	6.9%	(0.8%)	1.1%		22.8%

Depreciation & Amortization	$238		—	$(18)		$221
% of Net Revenue	2.8%		(0.1%)	0.0%		2.8%

EBITDA	$1,546	$575	—	$(89)		$2,032
% of Net Revenue	18.4%	6.9%	(0.9%)	1.2%		25.6%

Net Interest and Other Expenses	$284			$(36)	$96	$344

Pre-Tax Income	$1,024	$575		$(36)	$(96)	$1,467

Income Taxes	$312	$175		$(11)	$(29)	$447

Tax Rate	30.5%		See Table 13 for Potential Impact of Marketing Initiatives			30.5%

Net Income	$712	$400		$(25)	$(67)	$1,019

Fully Diluted Shares	333				(43)	289

Earnings Per Share	$2.14	$1.20		$(0.08)	$0.26	$3.53

Source:	Trian estimates.
Note:

Trian’s analysis of the potential impact of its Action Plan includes certain estimates and assumptions. These estimates and assumptions include, but are not limited to, pro forma fiscal 2006 financial estimates, ending cash balance, debt balance and fully diluted share count for the fourth quarter, interest rates and cost of capital. Number three assumes cash proceeds from the divestitures remain on the balance sheet and reduce net interest expense. Number four assumes that the Company increases its net debt to 3.5x EBITDA of $1.46 billion (pro forma fiscal 2006 EBITDA less the reduction from the divestitures in number three; excludes estimated cost savings). Number four further assumes that shares are repurchased at $41.45, Heinz’s closing share price on May 19, 2006.

Following implementation of our operational initiatives, our analysis indicates potential EPS improvement of $1.39 or 64.7% before realizing the impact of a revitalized marketing campaign on sales volumes. Applying market multiples to the post-Trian Action Plan EPS indicates a potential increase in the value of Heinz’s shares of 44.6% to 61.6% from current trading levels, as indicated below.

Table 12: Implied Value Target Following Implementation of the Trian Group’s Action Plan ($ in millions, except per share values)

P / E Multiple	17.0x	18.0x	19.0x
Post-Trian Action Plan EPS	$3.53	$3.53	$3.53

Implied Per Share Value Target	$59.93	$63.45	$66.98
Premium to Current	44.6%	53.1%	61.6%

Post-Trian Action Plan Shares Outstanding	289	289	289

Implied Market Capitalization	$17,329	$18,348	$19,368
Post-Trian Action Plan Net Debt	5,099	5,099	5,099

Implied Enterprise Value	$22,428	$23,447	$24,467
Post-Trian Action Plan EBITDA	2,032	2,032	2,032

Implied EV / EBITDA	11.0x	11.5x	12.0x

Source:	Trian estimates

Note that the above analysis excludes any benefit to the top-line or bottom-line from new marketing initiatives that we have highlighted in our plan (i.e., more than doubling the consumer advertising budget and reducing deals and allowances by a corresponding amount). As noted, we believe that there is a meaningful opportunity to grow some of Heinz’s largest brands and that management has failed in this area by focusing too much on trade spending and managing the businesses for the short-term. Table 13 below shows the potential increase in sales volumes that could result from these initiatives and the resulting impact on EBITDA and EPS following execution of the other key elements of the Trian Group’s action plan.

Table 13: Potential Incremental Impact of Revitalized Marketing Campaign ($ in millions, except per share values)

% Increase in Net Sales	—	5.0%	10.0%	15.0%	20.0%

Net Sales	$7,939	$8,335	$8,732	$9,129	$9,526

EBITDA	$2,032	$2,133	$2,235	$2,337	$2,438

EPS	$3.53	$3.77	$4.01	$4.26	$4.50
Accretion from Current Levels	64.7%	76.2%	87.6%	99.0%	110.4%

Implied Per Share Value at Midpoint of Range (18.0x EPS)	$63.45	$67.85	$72.24	$76.64	$81.03
Premium to Current	53.1%	63.7%	74.3%	84.9%	95.5%

Source:	Trian estimates

Potential Sale of the Company

Approximately five years ago, there was a wave of consolidation in the packaged food industry with a number of transactions taking place between large-cap companies. Those mergers and acquisitions are generally perceived to have achieved their objectives (we note Heinz did not participate), particularly on the cost side, including targeted synergies of approximately 7% to 8% of sales. As many of the acquirors complete the final stages of their integration plans and those who missed out on the last round of consolidation look for ways to grow their businesses and drive returns in the coming years, we and others we have spoken to in the industry believe that a number of high profile transactions could take place in 2007 and perhaps as early as late 2006. Given that EBITDA multiples for the last series of acquisitions were often in the mid-teens, there could be significant upside in Heinz’s value in a sale process following execution of Trian’s suggested operational initiatives. Further, as the Company begins to realize the benefit of a new marketing strategy targeted at driving growth at the top brands, the value of Heinz to a potential acquiror should be greatly enhanced.

The Time is Now for “Operational Activism” at Heinz

As noted above, despite the fact that the Company’s Board and Corporate Governance Committee has not, to date, affirmatively acted on the Trian Group’s request for Board representation, we remain interested in developing a constructive relationship with the Company. We are convinced that despite the Company’s history of underperformance under the current management team’s leadership, Heinz can generate significantly better returns. Specifically, we believe that our nominees to the Board can help improve the Company’s performance by working with management and the other members of the Board to execute the following critical plan of action:

1)	Take immediate measures to reduce annual costs by at least $575 million.

2)	Reduce “deals and allowances” by $300 million over time and drive growth by reinvesting these funds in consumer marketing and product innovation.

3)	Drive profitability by focusing on the key brands and geographies…once and for all.

4)	Enhance total shareholder returns by more aggressively returning capital through increased share repurchases and a higher long-term target dividend payout ratio.

While we intend to conduct a proxy solicitation for our nominees, we would prefer to reach an amicable settlement on Board representation sooner rather than later. We are here to help and wish to work in a most constructive manner with management and the Board to enhance value at Heinz.

Trian Fund Management, L.P.
Sandell Asset Management Corp.

May 23, 2006

* * * *

Appendix A: Heinz letter to shareholders dated April 24, 2006

On April, 24 2006 management sent a letter to shareholders that included a “progress update,” the “Results of the 2003-2006 Strategic Plan” and the “Growth Strategy Outlined in September 2005.” The letter describes a company that has “commenced a bold, transformation strategy” where the results have been “dramatic.” The letter, consistent with past PR campaigns by the Company, uses “spin” and hyperbole to compensate for a lack of meaningful results and negative shareholder returns during current management’s tenure. We note that the Company’s actual record over the past eight years under this management team is as follows:

Management Claims	Heinz – The Reality

•

“We have driven total shareholder return (TSR) at a rate of 41% since the spin-off in 2002, nearly double the peer food company average of 21%…We are here to create value for you, our shareholders, and that is exactly what we have done and will continue to do going forward.”

•

Nearly half of the quoted 41% return has occurred since rumors first surfaced of activist involvement in February 2006. Virtually nothing has changed at the Company operationally or strategically, since that time.

•

Worse, over the last three, five and eight (since current management took control) year periods, Heinz’s total shareholder returns have significantly trailed the S&P 500, its large-cap food peers and its mid-cap food peers for virtually every period.

	Total Shareholder Returns[42]

	8-Year	5-Year	3-Year

Heinz	(10.8%)	2.0%	15.7%
S&P 500	28.2	1.7	59.2
Large-Cap Food Index	26.4	42.0	41.0
Mid-Cap Industry Avg.	54.6	46.1	33.8

•

“Consequently, we commenced a bold, transformational strategy to divest non-core operations around the globe, to simplify the remaining businesses and to sharpen our focus on the three core categories where we have competitive advantage and leadership positions…We were, in fact, among the first to anticipate the food industry’s current challenges in the wake of retailer consolidation and rising costs, and to recognize the opportunities in our own Company.”

•

Given Heinz’s poor relative share price performance, not to mention that EBITDA has decreased under current management’s reign despite significant capital investment, we believe that management’s assertion that the Company has implemented a “bold transformational strategy” and has been a leader in the industry is at best hyperbole and, worse, somewhat disingenuous.

•

Further, management has a poor overall track record in divestiture and acquisition activity. In addition to the Weight Watchers and Hain deals referenced in the main text, we believe the current management team has both acquired and subsequently divested or written off a number of the investments it has made (e.g., College Inn, European frozen foods, Israel infant nutrition and HAK).

•

“The results of our strategic transformation have been dramatic and have established a much stronger foundation upon which Heinz can build consistent, sustainable growth… We are very pleased that the portfolio realignment portion of the plan is now virtually finished... we can now sharpen our focus on growing our three core categories, where the Company has already made some impressive gains... [Going forward], more than 90% of sales will now be in our three core categories and approximately 60% of sales will be generated by our top 10 brands, making Heinz one of the most focused companies in the packaged food industry.”

•

Virtually every time Heinz has undergone a restructuring in recent years, management has made similar statements touting the Company’s newly implemented focus and the successes that lie ahead. Yet management has continually over-promised and under-delivered, and we believe history will repeat itself unless real change is made. Examples of similar management rhetoric include:

•

Project Millennia – 1997: “[Heinz] today announced its largest ever reorganization plan designed to strengthen the company’s six core businesses and improve Heinz’s profitability and global growth…Future growth initiatives focus on investing in Heinz’s big global brands, maximizing market share and extending successful products to new markets... By moving into higher profit businesses, we expect to increase our gross margin from 36% today to 40% by Fiscal 2001. Our asset turnover should increase from 1.0 to 1.3 times, a 30% improvement. And, we expect to generate free cash flow of more than $2 billion over five years.”

•

Operation Excel – 1999: “Operation Excel makes possible the focus and scale that are essential to winning... ‘Focus and scale will be the key to future success…and our strategy will be to refocus on the growth potential of our six core food categories and six countries where we have superior scale to leverage the power of our brands. This 6x6 category and geographic core contributes 80 percent of our global revenue and 90 percent of our operating income…All of this will create the greatest transformation in the history of Heinz…We are confident that our strategy of focused scale – combined with the benefits of an aggressive restructuring and re-energized top-line growth – will deliver sustainable and superior value and earnings growth over the next four years, producing improved shareholder value.”

•

Operation Excel Update – 1999: “We have made substantial progress in the first phase of Operation Excel, and we anticipate significant returns as a result… As we begin the new fiscal year, we are confident that the savings generated by restructuring and the marketing initiatives already underway will generate sustained volume growth and increased shareholder value. Heinz has the talent, the strategy, the scale, the brand power and the leadership to unlock new growth opportunities around the world and be the premier performer in the global food industry.”

•

Del Monte spin-off – 2002: “This transformative transaction is a unique win-win proposition for both companies…Heinz will become a faster-growing, more focused, international food company, targeting consistent earnings per share increases of 8 to 10 percent per year and targeting 3 to 4 percent increases in annual sales following this transition year... As a stronger, more focused company, Heinz is better positioned to increase shareholder value by unlocking the potential of our powerful brands…We will now be focused on two attractive food segments, Meal Enhancers and Meals & Snacks.”

Management Claims		Heinz – The Reality

•

“It has been a long journey that began with the spin-off of our non-core U.S. businesses in December 2002, and has culminated with the recently completed sale of our European Seafood and New Zealand Poultry businesses.”

•

We take exception to management’s tendency to “reset the bar” beginning in 2002 with the Del Monte spin-off. After all, current management took control four-and-a-half years earlier – if it’s been a long journey since the divestiture of these businesses in 2002, it’s been a far longer journey for shareholders who have endured negative returns since April 1998.

•

The constant restructurings, acquisitions and divestitures are never completed. Earnings releases and conference call transcripts, dating back years, are filled with references to Heinz finally turning the corner after yet another company-changing event, leaving it more focused and better positioned to grow. However, the record shows there is always another restructuring or divestiture on the horizon… and more excuses for management.

•

“Our North America Consumer Products business is on-track to grow sales at a compound annual rate of 6% over the 3 years since the spin- off, while profits are expected to increase at close to double-digit rates over that period.”

•

While there has been better performance in this segment compared to the rest of the Company, the focus on the recent success in the North America Consumer Products segment belies the fact that Heinz is a global company and this segment generated only 25% of revenue in fiscal 2005.

•

Further, we believe Heinz’s calculated 6% compound annual growth rate (“CAGR”) is largely a factor of recent acquisitions as we note, based on reported numbers, that the North America Consumer Products segment’s revenue had grown at a mere 2% CAGR from 2002 through 2005.

		•	We also note that increasing package sizes, as Heinz had done recently, results in only a short-term lift in sales.

•	“Implemented a similar transformational plan in our Pacific operations of Australia and New Zealand, where results have been even better than in the U.S.”	•

Again, we think the Company is guilty of “losing the forest in the trees” with respect to its operational priorities. The total Asia / Pacific segment represented approximately 15% of revenue and 10% of EBITDA in fiscal 2005. While certain countries have out-performed, clearly the results have not been substantial enough to meaningfully increase consolidated profits.

		•	Further, the Asia / Pacific segment continues to significantly under-perform relative to the rest of the business in terms of profitability.

			•	2005 Gross margins of 31.8% vs. 36.3% for the Company as a whole

			•	2005 EBITDA margins of 12.9% vs. 18.3% for the Company as a whole

•	“Applied the strategies that have proven so successful in the U.S. and Pacific operations to the rest of Heinz, and particularly to Europe.”	•	Performance in Europe, which generated 39% of revenue in fiscal 2005 and is critical to the Company’s overall success, has been sub-par with favorable exchange rates masking deteriorating trends.

			•	Excluding the impact of exchange rates, Europe’s revenue growth would have been negative for the past three years (-0.5% in 2003, -3.9% in 2004 and -2.6% in 2005)

			•	Gross profit margins down from 37.8% in 2002 to 36.1% in 2005

			•	EBITDA margins down from 23.3% in 2002 to 19.8% in 2005

•

“Reduced the total number of Heinz manufacturing facilities by 15%, global employees by approximately 30% and overall stock keeping units (SKU’s) by almost 50%. In addition, regional headquarters in Europe and Asia have been virtually eliminated and global executive positions have been reduced by more than 35%.”

•

When the current management team took over in 1998 there were 40,500 employees and 96 plants. At the end of fiscal 2005 (prior to the most recent round of divestitures) there were 41,000 employees and 101 plants. This despite three restructurings (excluding the most recent), billions of dollars of charges and the spin-off or divestiture of major businesses.

		•	Since adjusted fiscal 1998,[43] we believe, SG&A has increased $242 million and SG&A as a percentage of net revenue has increased 370 basis points. See Table 2.

•

We suspect many of the reductions referenced by management were realized through the sale of brands and businesses. If that is indeed the case, we are shocked that management believes it deserves credit; reducing headcount through the dilutive sales of businesses is hardly worthy of praise.

•	“Returned over $4 billion to shareholders over the last four years through the dividend derived from the spin-off to Del Monte, the annual dividend program and share repurchases.”	•

$2.3 billion of this return relates to the Del Monte transaction, which was effectively a sale of sound brands and businesses. The Company may have been able to create significantly more value for shareholders by effectively competing in these businesses and improving performance over the long-run.

•

“As we approach Fiscal 2007, we like what we see and expect a strong start to the new phase of our strategic development. Specifically, we can reconfirm that from our pro forma FY06 base, we anticipate sales growth of 3% to 4%, improvement in operating profit and EPS at the upper end of our 6% to 8% range.”

•

We are not impressed by the promise of 6-8% EPS growth off a significantly diluted/reduced “pro forma base” in 2006, particularly in light of all the benefits that management promised would come from being smaller and more focused.

•

“Importantly, overseeing our continuing growth and transformation is a diverse, talented and engaged Board of Directors, where 11 of 12 members are independent outsiders and leaders in their respective fields.”

		•	Five of Heinz’s twelve directors have sat on the board since 1998, overseeing eight years of negative shareholder returns

•

Once again, we are not sure what metrics management is using to support its claims of “continuing growth.” Under this management team’s watch, EBITDA has decreased, EPS is virtually unchanged and total shareholder returns (including dividends and spin-offs) are negative.

Appendix B: Historical Financial Performance

($ in millions, except per share values)

	12 Months Ended
									Pro Forma 5/3/06E44	Cumulative ‘99 – ‘06E
	4/29/98	4/28/99	5/3/00	5/2/01	5/1/02	4/30/03	4/28/04	4/27/05

Net Revenue	$9,209	$9,300	$9,408	$9,430	$9,431	$8,237	$8,415	$8,912	$8,382	$71,515
Growth	(1.6%)	1.0%	1.2%	0.2%	0.0%	(12.7%)	2.2%	5.9%	(5.9%)	—

Gross Profit	$3,534	$3,745	$3,810	$3,884	$3,346	$2,986	$3,092	$3,233	$3,108	$27,205
Growth	5.0%	6.0%	1.7%	2.0%	(13.9%)	(10.8%)	3.6%	4.6%	(3.9%)	—
% of Net Revenue	38.4%	40.3%	40.5%	41.2%	35.5%	36.3%	36.7%	36.3%	37.1%	—

EBITDA	$1,821	$1,955	$2,018	$1,982	$1,910	$1,576	$1,606	$1,634	$1,546	$14,227
Growth	9.8%	7.3%	3.2%	(1.8%)	(3.6%)	(17.5%)	1.9%	1.8%	(5.4%)	—
% of Net Revenue	19.8%	21.0%	21.4%	21.0%	20.3%	19.1%	19.1%	18.3%	18.4%	—

EBIT	$1,508	$1,653	$1,711	$1,683	$1,608	$1,361	$1,372	$1,382	$1,308	$12,078
Growth	14.4%	9.6%	3.5%	(1.7%)	(4.4%)	(15.4%)	0.8%	0.7%	(5.3%)	—
% of Net Revenue	16.4%	17.8%	18.2%	17.8%	17.1%	16.5%	16.3%	15.5%	15.6%	—

Normalized EPS	$2.15	$2.40	$2.57	$2.55	$2.39	$2.03	$2.20	$2.34	$2.14	—
Growth	22.2%	11.6%	7.1%	(0.8%)	(6.3%)	(15.1%)	8.4%	6.4%	(8.6%)	—

Net Capital Investment
Capital Expenditures	$(374)	$(317)	$(452)	$(411)	$(213)	$(154)	$(232)	$(241)	$(201)	$(2,222)
Acquisitions (Net of Cash Acquired)	(142)	(269)	(394)	(673)	(835)	(14)	(113)	(127)	(1,054)	(3,478)
Proceeds from Divestitures[45]	495	180	726	151	33	2,332	71	51	1,006	4,551

Total Writedowns, Costs and
Charges from Restructurings[46]	(84)	(549)	(393)	(587)	(287)	3	—	—	(130)	(1,942)

Total Net Capital Investment	$(105)	$(955)	$(513)	$(1,520)	$(1,302)	$2,168	$(274)	$(316)	$(379)	$(3,090)

Source:

Historical results based on the Heinz Annual Reports on Form 10-K for each respective fiscal year, Company press releases, Company guidance, Wall Street equity research and Trian estimates. Pro forma 2006 results based on Trian estimates.

Note:

Historical results are not restated for discontinued operations or changes to accounting. As a result, they are not necessarily comparable across years and they do not match the revenue and SG&A figures in Table 5. All figures are adjusted to add-back non-recurring expenses and restructuring charges.

*          *          *           *

THIS REPORT IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS REPORT, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE TRIAN GROUP, AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H.J. HEINZ COMPANY (THE “ISSUER”). CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BY THE ISSUER OR OTHER COMPANIES THE TRIAN GROUP CONSIDERS COMPARABLE.

THE TRIAN GROUP HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

THE TRIAN GROUP SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE ISSUER WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF THE TRIAN GROUP’S ACTION PLAN SET FORTH HEREIN ARE BASED ON ASSUMPTIONS WHICH THE TRIAN GROUP BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE ISSUER WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THIS REPORT DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY.

MEMBERS OF THE TRIAN GROUP RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE. THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

UNDER NO CIRCUMSTANCES IS THIS REPORT TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE TRIAN GROUP CURRENTLY HOLD SHARES OF COMMON STOCK REPRESENTING AN AGGREGATE OWNERSHIP OF APPROXIMATELY 5.4% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE TRIAN GROUP MANAGES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING – PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE MEMBERS OF THE TRIAN GROUP ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE ISSUER AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE ISSUER, THE BOARD OF DIRECTORS OF THE ISSUER AND OTHER INVESTORS OR CONDUCTING A PROXY SOLICITATION WITH RESPECT TO THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE ISSUER.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE SHAREHOLDERS OF H. J. HEINZ COMPANY FOR USE AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H. J. HEINZ COMPANY WHEN AND IF THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF H. J. HEINZ COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2006.

End Notes

1	Defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is adjusted to add-back non-recurring expenses and restructuring charges. See Appendix B.
2	At the September 20, 2005 Analyst Day Presentation, Heinz management stated its belief that Hershey, Wrigley and Pepsi are the “most focused in our industry.”
3

Total Shareholder Returns reflect changes in share price plus dividends. All share prices used to calculate Total Shareholder Returns throughout this report are as of February 6, 2006. From February 6, 2006 through May 19, 2006, the Company’s share price rose 23%. During that time period, we believe nothing material has changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which the Company’s average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Therefore, we do not believe that shareholder returns during that period are reflective of fundamental changes in the performance of the Company or actions of management.

4	As of April 30, 1998, when current management began its tenure.
5	Adjusted to reflect the value of Del Monte shares received by Heinz shareholders upon the completion of the transaction in December 2002.
6	Includes Conagra Foods Inc., Campbell Soup Co., General Mills Inc., Hershey Co., Kellogg Co., Sara Lee Corp., Wm. Wrigley Jr. Company, Unilever NV, Cadbury Schweppes PLC, Nestle NA, and Group Danone.
7	Includes Hain Celestial Group, The J.M. Smucker Company, Lance Inc., McCormick & Company Inc., NBTY Inc., Ralcorp Holdings Inc. and Tootsie Roll Industries Inc.
8

Defined as the net total of capital expenditures, acquisitions, divestitures (including the value of assets spun to Del Monte), restructuring charges and writedowns over the defined time period (“Net Capital Invested”). See Appendix B for more detail.

9	Defined as earnings before interest and taxes (“EBIT”).
10	Defined as earnings per share (“EPS”).
11	Defined as selling, general and administrative expense (“SG&A”).
12	Financial results are adjusted to add-back non-recurring expenses and restructuring charges.
13

Adjusted results for the fiscal year ended April 29, 1998 reflect Trian’s estimated impact of accounting standards adopted in fiscal 2002 that transferred a portion of trade spending previously classified as part of SG&A into trade spending that reduced net revenue. The Company restated its fiscal 2000, 2001 and 2002 financial statements for this accounting change but did not restate fiscal 1998. As such, we have used the magnitude of the adjustment to SG&A and net revenue in fiscal 2000 to estimate the potential impact in fiscal 1998. Note that there is no impact from the accounting change on EBITDA, EBIT or EPS, meaning that regardless of which accounting treatment is used for comparative purposes, EBITDA and EBIT declined between fiscal 1998 and pro forma fiscal 2006 and there was virtually no change in EPS. Financial results are adjusted to add-back non-recurring expenses and restructuring charges.

14

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

15	Includes the value of shares received from the Del Monte spin-off in December 2002.
16	Includes both cash and non-cash charges.
17

From February 6, 2006 through May 19, 2006, the Company’s share price rose 23% from $33.70 to $41.45. During that time period, virtually nothing changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock.

18

The Company stated in its September 20, 2005 Analyst Day Presentation that its long-term target dividend payout ratio is 45-50%. Subsequently, during Heinz’s third quarter earnings conference call in February 2006, the Company stated it is “committed to a long-term payout of around 50%.”

19

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

20	Wendy’s International Inc. press release dated April 27, 2006.
21

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

22	Revenue for the fiscal year ended May 3, 2000 reduced by $175.3 million to reflect the impact of Weight Watchers classroom business.
23

Hershey’s Annual Report of Form 10-K for the fiscal year ended December 31, 2005 mentions eight principal manufacturing properties and does not quantify “other properties used for manufacturing its products.” Numbers shown based on Wall Street research.

24

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

25

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

26	Peer average for trade spending based on Wall Street equity research and discussions with current and former industry executives.
27	Peer average for advertising based on Wall Street equity research and discussions with current and former industry executives.
28	As indicated by Heinz management during the September 2005 Analyst meeting.
29

Trian estimate of European sales based on constant currency from 2002 onwards. Based on detail in the Company’s Annual Reports on Form 10-K for the fiscal years ended April 28, 2004 and April 27, 2005 related to the impact of currency fluctuations on net revenue by segment.

30	Poland was recently added.
31

Asia / Pacific and ‘Rest of World Segments’ (“ROW”) comprised of “Asia / Pacific” and “Other Operating Entities” segments; Other Operating Segments comprised of “North American Consumer Products,” “U.S. Foodservice” and “Europe” segments.

32	Defined as segment EBITDA divided by average identifiable assets for various segments.

33	Includes all announced transactions since April 30, 1998.
34

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

35	As indicated by Heinz management during the September 2005 Analyst meeting.
36	Pro forma net debt target and implied cash balance as indicated by Heinz management during the September 2005 Analyst meeting.
37	Defined as EBITDA divided by net interest expense.
38

Note that we have not attempted to model the potential cash and non-cash restructuring charges associated with realizing our target cost savings. However, we believe these charges should be one-time in nature and their potential impact on recurring EPS will be minor (EPS would be slightly affected by the need to fund the cash portion of the restructuring with existing cash or additional borrowings) relative to the significant financial benefits of achieving our plan.

39

Assumes no tax leakage given lack of public information on tax basis, as well as our assumption that the Company would prefer to sell those businesses with the highest tax basis relative to market value.

40

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

41

Number four illustrates net impact of reduction in net income and shares from the repurchase initiative. Note, change in EPS cannot be calculated by dividing change in net income by change in fully diluted shares.

42

Total Shareholder Returns reflect changes in share price plus dividends. All share prices used to calculate Total Shareholder Returns throughout this report are as of February 6, 2006. From February 6, 2006 through May 19, 2006, the Company’s share price rose 23%. During that time period, we believe nothing material has changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which the Company’s average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Therefore, we do not believe that shareholder returns during that period are reflective of fundamental changes in the performance of the Company or actions of management.

43

Adjusted results for the fiscal year ended April 29, 1998 reflect Trian’s estimated impact of accounting standards adopted in fiscal 2002 that transferred a portion of trade spending previously classified as part of SG&A into trade spending that reduced net revenue. The Company restated its fiscal 2000, 2001 and 2002 financial statements for this accounting change but did not restate fiscal 1998. As such, we have used the magnitude of the adjustment to SG&A and net revenue in fiscal 2000 to estimate the potential impact in fiscal 1998. Financial results are adjusted to add-back non-recurring expenses and restructuring charges.

44

Estimated results for the fiscal year ended May 3, 2006 are pro forma for our estimate of the full year impact of announced acquisitions and divestitures (including the divestiture of the European frozen business, which the Company has announced it is in discussions to sell to the Hain Celestial Group, Inc.), assumes seven million shares were repurchased in the fourth quarter of 2006 and a normalized cash balance of $200 million based on the Company’s September 20, 2005 Analyst Day Presentation (assumes remaining cash is used to pay down debt). Financial results are adjusted to add-back non-recurring expenses and restructuring charges. Source: Heinz Quarterly Report on Form 10-Q for the period ended January 25, 2006 and Heinz Annual Report on Form 10-K for the period ended April 27, 2005, Company press releases related to announced acquisitions and divestitures, Company Guidance, Wall Street research and Trian estimates.

45	Includes the value of shares received from the Del Monte spin-off in December 2002.
46	Includes both cash and non-cash charges.

03/02/06
Trian Group sends a letter to Heinz informing them that Trian intends to nominate five candidates for election at Heinz’s 2006 annual meeting.

03/03/06
Heinz issues a press release confirming receipt of Trian’s director nomination proposal and announces it will forward the notice to Heinz’s Corporate Governance Committee.

03/13/06
Nelson Peltz meets with Heinz Chairman, President and CEO William Johnson to inform him of Trian’s status as a significant shareholder and to discuss suggested operational improvements and changes in strategy.

03/29/06
Nelson Peltz, Peter May and Ed Garden meet with William Johnson, members of Heinz senior management and outside financial advisors to discuss Heinz’s main business segments.

04/06/06
Heinz's outside financial advisors inform Trian that the Company had rejected Trian’s request for Board of Director representation.

04/06/06
Trian formally requests to inspect Heinz’s shareholder list and related records.

04/21/06
Trian’s ownership, as of April 21, 2006, constituted 5.4% of Heinz’s outstanding shares.

04/25/2006
Heinz states in SEC filings that neither its Board nor its Corporate Governance Committee had rejected or made any decision with respect to Trian's request for Board representation.

05/23/2006
Trian issues “Results Speak Louder than Words: A Plan to Enhance Value at Heinz” which describes its vision for Heinz.

Because Heinz’s total shareholder returns have almost uniformly underperformed those of both the broader market and the consumer packaged food universe for nearly a decade, due to, we believe, a combination of flawed strategy and poor execution, the Trian Group currently intends to conduct a proxy solicitation to elect five nominees to Heinz’s twelve-member Board of Directors at Heinz's upcoming annual meeting.

We are not looking to take over Heinz's Board of Directors and have no intention of moving Heinz from Pittsburgh, where it has had an important corporate presence for 137 years. Our nominees' goals, as directors, will be to work with Heinz's management and other members of the Board to ensure that the great assets of this Company are not further wasted. Our nominees will seek to ensure that the Company's present business plan is rationalized and that management is held accountable for achieving stated goals and objectives. We believe that Trian's operational initiatives (as outlined in “Results Speak Louder than Words: A Plan to Enhance Value at Heinz”) will re-establish Heinz as a leading branded consumer products company that generates strong, consistent returns for its shareholders.

Nelson Peltz

Nelson Peltz, 63, has been Chief Executive Officer and a founding partner of Trian Fund Management, L.P., a management company for various investment funds and accounts, since November 2005. Mr. Peltz has also been a director and Chairman and Chief Executive Officer of Triarc Companies, Inc., since April 1993. Triarc Companies, Inc. is a holding company, which owns Arby's Restaurant Group, Inc. and is in the asset management business through Deerfield Capital Management LLC. Mr. Peltz also has interests in various investments.

Mr. Peltz was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc. from 1983 until December 1988, when that company was acquired by Pechiney, S.A., a leading international metals and packaging company. Mr. Peltz began his career in 1963 when he joined his family food business.

Mr. Peltz is a director of Deerfield Triarc Capital Corp., where he is Chairman of the Board and serves on the investment committee. He is also a director of Encore Capital Group, Inc. but has decided not to stand for re-election when his term expires on June 5, 2006.

Mr. Peltz attended The Wharton School of the University of Pennsylvania. Mr. Peltz is the father-in-law of Edward P. Garden.

Peter W. May

Peter W. May, 63, has been President and a founding partner of Trian Fund Management, L.P., a management company for various investment funds and accounts, since November 2005. Mr. May has also been President and Chief Operating Officer of Triarc Companies, Inc., since April 1993. Triarc Companies, Inc. is a holding company, which owns Arby's Restaurant Group, Inc. and is in the asset management business through Deerfield Capital Management LLC. Mr. May also has interests in various investments.

Mr. May was President and Chief Operating Officer and a director of Triangle Industries, Inc. from 1983 until December 1988, when that company was acquired by Pechiney, S.A., a leading international metals and packaging company.

Mr. May is a director of Encore Capital Group, Inc. and serves on the investment committee of Deerfield Triarc Capital Corp. Mr. May holds AB and MBA degrees from the University of Chicago.

Edward P. Garden

Edward P. Garden, 45, has been Portfolio Manager and a founding partner of Trian Fund Management, L.P., a management company for various investment funds and accounts, since November 2005. Mr. Garden has also been a director and Vice Chairman of Triarc Companies, Inc., since December 2004. Triarc Companies, Inc. is a holding company, which owns Arby's Restaurant Group, Inc. and is in the asset management business through Deerfield Capital Management LLC. Mr. Garden was appointed Executive Vice President of Triarc Companies, Inc. in August 2003.

Mr. Garden was previously a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group since 1999. From 1994 to 1999, Mr. Garden was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, Co-Head of Equity Capital Markets.

Mr. Garden holds a B.A. in Economics from Harvard College. Mr. Garden is the son-in-law of Nelson Peltz.

Greg Norman

Greg Norman, 51, has served as Chairman and Chief Executive Officer of Great White Shark Enterprises, Inc., a multinational corporation that comprises several companies and divisions including Greg Norman Course Design, Medallist Golf Developments, Greg Norman Turf Company, Greg Norman Interactive, Greg Norman Production Company, merchandising and licensing, since August 1994. Mr. Norman has also been a professional golfer since 1976. Mr. Norman is a director of Ritz Interactive, Inc.

Michael F. Weinstein

Michael F. Weinstein, 57, has been Chairman of INOV8 Beverage Company LLC since he co-founded the company in January 2005. INOV8 Beverage Company is a marketer and developer of beverage products and concepts.

From January 2004 to December 2004, and from 1994 through August 1995, Mr. Weinstein served as a consultant for Liquid Logic, a private beverage consulting company he founded in 1994. From December 2001 to December 2003, Mr. Weinstein was President, Global Innovation and Business Development for Cadbury Schweppes plc, a beverage and confectionary company. Prior to that, he was Chief Executive Officer of Snapple Beverage Group (formerly Triarc Beverage Holdings Corp.), a producer of beverage products from April 1997 to November 2001, during which time it was a subsidiary of Triarc Companies, Inc. through October 2000 and subsequently of Cadbury Schweppes plc. At the same time, Mr. Weinstein also served as Chief Executive Officer of Snapple Beverage Corp., Royal Crown Company, Inc. and Mistic Brands, Inc., each subsidiaries of Snapple Beverage Group, from May 1997, October 1996 and August 1995, respectively.

From 1981 until 1993, he served in various executive capacities at A&W Brands, Inc., including President and Chief Operating Officer. From 1978 to 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 to 1978.

Mr. Weinstein is a board member of the National Federation for Teaching Entrepreneurship. He received a bachelor’s degree with honors in Economics from Lafayette College in 1970 (Phi Beta Kappa) and received an MBA from Harvard Business School in 1972.

Heinz	Format	Form Type	Filing Date
Amended General Statement of Beneficial Ownership	HTML	13D/A	05/23/06
Results Speak Louder Than Words: A Plan to Enhance Value at Heinz	HTML	14A	05/23/06
General Statement of Beneficial Ownership	HTML	13D	04/24/06

Investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (“Sandell”; collectively, Trian and Sandell are referred to as the “Trian Group”) are owners of an aggregate of approximately 5.4% in H.J. Heinz Company (“Heinz” or “the Company”). The Trian Group currently intends to conduct a proxy solicitation to elect five nominees to Heinz’s twelve-member Board of Directors at Heinz's upcoming annual meeting.

Trian is an investment management firm whose Principals are Nelson Peltz, Peter W. May and Edward P. Garden (the “Principals”). Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, or what we refer to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s Principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp.

Sandell (and affiliated companies) is an investment management firm founded by Thomas E. Sandell that focuses on global merger arbitrage, special event equity and credit opportunity investments. Sandell is widely regarded as a leader in corporate event driven investing throughout North America, Continental Europe, the United Kingdom, Latin America, and the Asia-Pacific theatres.

Press Releases

CONTACT:
Anne A. Tarbell
(212) 451-3030
atarbell@triarc.com
TRIAN GROUP ISSUES IN-DEPTH PLAN TO ENHANCE VALUE AT HEINZ
Position Paper Filed With SEC Details Recommended Actions to Improve Shareholder Value at Heinz

New York, NY, May 23, 2006 – In connection with their current intention to solicit proxies to elect five nominees to the twelve-member Board of Directors of H.J. Heinz Company (NYSE: HNZ) at Heinz’s upcoming annual meeting, investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (“Sandell”; collectively, Trian and Sandell are referred to as the “Trian Group”), today issued a position paper detailing recommended actions which Heinz management and its Board of Directors should undertake to enhance shareholder value. The Trian Group is the owner of approximately 5.4% of the outstanding shares of Heinz.

The Trian Group’s position paper, “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz,” was filed today with the Securities and Exchange Commission (“SEC”) as an exhibit to both a Schedule 14A and an amendment to the Trian Group’s Schedule 13D.

Copies of the position paper are available in the section entitled “Trian’s Action Plan” at http://www.enhanceheinz.com/, an informational website dedicated to the Trian Group’s on-going efforts to enhance shareholder value at Heinz, or by visiting the SEC’s website at http://www.sec.gov/.

The Trian Group’s five nominees for the Heinz Board of Directors are: Nelson Peltz, Peter W. May, Edward P. Garden, Greg Norman and Michael F. Weinstein.

According to notices required by the New York Stock Exchange, Heinz’s next annual meeting is scheduled to be held on August 16, 2006 and stockholders of record as of June 8, 2006 will be eligible to vote for directors, including the Trian Group’s director nominees.

Trian is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden.  Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, which it refers to as “operational activism.”  Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus.

Sandell (and affiliated companies) is an investment management firm founded by Thomas E. Sandell that focuses on global merger arbitrage, special event equity and credit opportunity investments. Sandell is widely regarded as a leader in corporate event driven investing throughout North America, Continental Europe, the United Kingdom, Latin America, and the Asia-Pacific theatres.
# # #
Notes To Follow

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY.  IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION.  THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF TRIAN FUND MANAGEMENT, L.P. AND SANDELL ASSET MANAGEMENT CORP. (COLLECTIVELY WITH THE FUNDS AND ACCOUNTS UNDER THEIR MANAGEMENT, THE "TRIAN GROUP"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H.J. HEINZ COMPANY (THE "ISSUER").

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES.  YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  THE TRIAN GROUP ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MEMBERS OF THE TRIAN GROUP RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE.  THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY.  UNDER NO CIRCUMSTANCES IS THIS PRESS RELEASE TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY.  MEMBERS OF THE TRIAN GROUP CURRENTLY OWN AN AGGREGATE OF APPROXIMATELY 5.4% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER.  THE TRIAN GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES.  IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE "PARTICIPANTS") FROM THE SHAREHOLDERS OF H. J. HEINZ COMPANY FOR USE AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H. J. HEINZ COMPANY WHEN AND IF THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF H. J. HEINZ COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING Innisfree M&A Incorporated BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT info@innisfreema.com.  INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2006.

We are happy to answer any questions you have about our vision for Heinz and our current intentions to conduct a proxy solicitation to elect five nominees to the Heinz twelve-member Board of Directors at their upcoming annual meeting. Our contact information is listed below:

INVESTOR CONTACTS
Ed Garden
Portfolio Manager and a founding partner
Email:  egarden@triarc.com

Josh Frank
Email:  jfrank@triarc.com

MEDIA CONACT
Anne Tarbell
Email:  atarbell@triarc.com

GENERAL INFO
Email:  info@enhanceheinz.com

Security holders are advised to read the proxy statement and other documents related to the solicitation of proxies by Trian Fund Management, L.P., Sandell Asset Management Corp. and certain of their respective affiliates and nominees (collectively, the "participants") from the shareholders of H. J. Heinz Company for use at the 2006 annual meeting of shareholders of H. J. Heinz Company when and if they are available because they will contain important information. When and if completed, a definitive proxy statement and form of proxy will be mailed to shareholders of H. J. Heinz Company and will, along with other relevant documents, be available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov/ or by contacting Innisfree M&A Incorporated by telephone at 877-456-3442 or by e-mail at info@innisfreema.com. Information relating to the participants is contained or referred to in the most recent Schedule 14A filed by Trian Fund Management, L.P. with the Securities and Exchange Commission.

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By using this Site, you signify your agreement to the terms of our privacy policy. If you do not agree with these terms, please do not disclose any personal information through this Site.

www.enhanceheinz.com may modify this privacy policy at any time at its discretion and modifications are effective upon being posted on this Site. You are responsible for reviewing this privacy policy periodically to ensure that you are aware of any changes to it.

1.  The www.enhanceheinz.com website (the "Site") is maintained by the Trian Group. These terms and conditions of use ("Terms of Use") set forth the terms on which you may use the Site, and the information and materials contained therein (the "Contents"). By using the Site, you agree to these Terms of Use. If you do not agree to these Terms of Use, you are not authorized to use the Site or the Contents in any manner, and you should immediately discontinue any use of the Site or the Contents.

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10.  Use of the Site shall be governed by and construed in accordance with all applicable federal laws of the United States of America and the laws in effect in the State of New York, without giving effect to the principles of conflicts of law.

Website Disclaimer

This website is for general informational purposes only, and is governed by the Terms of Use. The information contained herein does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may view this website, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of the Trian Group, and are based on publicly available information with respect to H. J. Heinz Company (the "Issuer"). Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") by the Issuer or other companies the Trian Group considers comparable.

The Trian Group has not sought or obtained consent from any third party to use any statements or information indicated in this website as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate.

The Trian Group shall not be responsible or have any liability for any misinformation contained in any SEC filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that may be implied in this website. The estimates, projections and pro forma information set forth in this website are based on assumptions that the Trian Group believes to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material. This website does not recommend the purchase or sale of any security.

Members of the Trian Group reserve the right to change any of their opinions expressed in this website at any time as they deem appropriate. The Trian Group disclaims any obligation to update the information contained herein.

Under no circumstances is this website to be used or considered as an offer to sell or a solicitation of an offer to buy any security. Members of the Trian Group currently hold shares of common stock of the Issuer. The Trian Group manages funds and accounts that are in the business of trading – buying and selling – public securities. It is possible that there will be developments in the future that cause one or more members of the Trian Group from time to time to sell all or a portion of their shares in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares. The members of the Trian Group also reserve the right to take any actions with respect to their investments in the Issuer as they may deem appropriate, including, but not limited to, communicating with management of the Issuer, the board of directors of the Issuer and other investors or conducting a proxy solicitation with respect to the election of persons to the board of directors of the Issuer.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE TRIAN GROUP FROM THE SHAREHOLDERS OF THE ISSUER FOR USE AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF THE ISSUER WHEN AND IF THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THIS ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT (877) 456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED OR REFERRED TO IN THE MOST RECENT SCHEDULE 14A FILED BY TRIAN FUND MANAGEMENT, L.P. WITH THE SEC.

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